QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

PROTEON THERAPEUTICS, INC.,
a Delaware corporation;

REM 1 ACQUISITION, INC.,
a Delaware corporation; and

ARTARA THERAPEUTICS, INC.
a Delaware corporation

Dated as of September 23, 2019

i

Schedules:

Company Disclosure Schedule
Parent Disclosure Schedule

Exhibits:

Exhibit A-1	Definitions
Exhibit B-1-1	Form of Company Stockholder Support Agreement
Exhibit B-2-1	Form of Parent Stockholder Support Agreement
Exhibit C-1	Post-Closing Directors and Officers
Certain Parent Officer Positions
Exhibit D-1	Form of Lock-Up Agreement
Exhibit E-1	Form of Subscription Agreement
Exhibit F-1	Form of Parent Pre-Effective Time Charter Amendment

 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of September 23, 2019, by and among PROTEON THERAPEUTICS, INC., a Delaware corporation ("Parent"), REM 1 Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Proteon Merger Sub"), and ARTARA THERAPEUTICS, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    Parent and the Company intend to effect a merger of Proteon Merger Sub with and into the Company (the "Merger") in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Proteon Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

        B.    The Parties desire that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and by executing this Agreement, the Parties intend to adopt this Agreement and the Contemplated Transactions as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

        C.    The Parent Board has (i) determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the holders of Parent Common Stock vote to approve the Parent Common Stockholder Matters.

        D.    The Proteon Merger Sub Board has (i) determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, Proteon Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Proteon Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

        E.    The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable for, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

        F.     Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, (a) the officers, directors and stockholders of the Company listed on Section A-1 of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit B-1 (the "Company Stockholder Support Agreement"), pursuant to which such Persons (the "Company Signatories") have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the Company Stockholder Matters and against any proposals that compete with the Contemplated Transactions, and (b) the officers and directors of the Company and each stockholder of the Company (other than those listed on Section A-2 of the Company Disclosure Schedule) expected to own more than two percent (2%) of the outstanding Parent Common Stock after the Closing and the consummation of the Private Placement are executing lock-up agreements in substantially the form attached hereto as Exhibit D (each, a "Company Lock-Up Agreement").

        G.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, (a) the officers, directors and stockholders of Parent listed on Section A-1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B-2 (the "Parent Stockholder Support Agreement"), pursuant to which such Persons (the "Parent Signatories") have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Common Stock in favor of the Parent Common Stockholder Matters and all of their shares of Parent Capital Stock against any proposals that compete with the Contemplated Transactions and (b) the persons listed on Section A-2 of the Parent Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit D (each, a "Parent Lock-Up Agreement").

        H.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent shall have delivered the written consent from the holders of at least 77% of the shares of Parent Series A Preferred Stock outstanding on the record date for such written consent for the purpose of seeking approval for a proposed amendment to Parent's certificate of incorporation to effect the Parent Series A Preferred Automatic Conversion, which proposed amendment shall be effected pursuant to a certificate of amendment to Parent's certificate of incorporation that is substantially in the form attached hereto as Exhibit F and shall be executed and filed with the Secretary of State of the State of Delaware immediately prior to the Effective Time by Parent (such certificate of amendment, the "Parent Pre-Effective Time Charter Amendment"). The foregoing matters contemplated by this recital are referred to in this Agreement as the "Parent Series A Preferred Stockholder Matters".

        I.     It is expected that promptly after the Registration Statement is declared effective under the Securities Act (but in no event later than ten (10) Business Days following the effectiveness of the Registration Statement), the Company shall deliver the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote.

        J.     Concurrently with the execution and delivery of this Agreement, and as a condition of the willingness of Parent to enter into this Agreement, certain investors have executed the Subscription Agreement, in the form attached hereto as Exhibit E, with Parent, pursuant to which such investors have agreed to purchase certain shares of Parent Capital Stock to be issued and sold by Parent pursuant to a private placement to be consummated immediately following the Closing, at an aggregate purchase price of no less than $40,000,000 (the "Private Placement"), subject to and in accordance with the terms of such Subscription Agreement.

AGREEMENT

        The Parties, intending to be legally bound, agree as follows:

Section 1.    DESCRIPTION OF TRANSACTION

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Proteon Merger Sub shall be merged with and into the Company, and the separate existence of Proteon Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

        1.3    Closing; Effective Time.    Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the "Closing") shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the "Closing Date." At or prior to the Closing, (i) as contemplated by Section 5.3(a)(i), the Nasdaq Reverse Split shall become effective pursuant to the terms of a proposed amendment to Parent's certificate of incorporation, which proposed amendment shall be effected pursuant to the Parent Pre-Effective Time Charter Amendment to be executed and filed with the Secretary of State of the State of Delaware immediately prior to the Effective Time by Parent, and (ii) the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the "Certificate of Merger"). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Directors and Officers.    At or immediately following the Effective Time:

          (a)   the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Proteon Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, the Surviving Corporation shall file an amendment to its certificate of incorporation to change the name of the Surviving Corporation to "ArTara Subsidiary, Inc." or such other name as the Company may reasonably determine prior to filing such amendment;

          (b)   Parent shall, immediately after the consummation of the Private Placement, effect the amendment and restatement of the certificate of incorporation of Parent in its entirety to read identically to the certificate of incorporation of Parent immediately prior to the Effective Time (after giving effect to the Parent Pre-Effective Time Charter Amendment), until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that the certificate of incorporation of Parent, as so amended and restated at the Effective Time, shall (i) reflect the Nasdaq Reverse Split effected pursuant to the Parent Pre-Effective Time Charter Amendment, (ii) reflect the Parent Series A Preferred Automatic Conversion effected pursuant to the Parent Pre-Effective Time Charter Amendment and the elimination of the Parent Series A Preferred Stock Certificate of Designation, (iii) reflect the change of the name of the Parent to "ArTara Therapeutics, Inc." and (iv) make such other changes as are mutually agreeable to Parent and the Company, and, if required, have been approved by the requisite holders of Parent Capital Stock;

          (c)   the Surviving Corporation shall amend and restate the bylaws of the Surviving Corporation in their entirety to read identically to the bylaws of Proteon Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

          (d)   the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.11; and

          (e)   the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Parent as set forth in Section 5.11, after giving effect to the provisions of Section 5.11, or such other persons as shall be mutually agreed upon by Parent and the Company.

        1.5    Conversion of Shares.

          (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Proteon Merger Sub, the Company or any stockholder of the Company or Parent:

              (i)  any shares of Company Capital Stock held as treasury stock or held or owned by the Company, Proteon Merger Sub or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

             (ii)  subject to Section 1.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (including shares to be issued immediately prior to the Effective Time in connection with the exercise of the Company Options but excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the "Merger Consideration").

          (b)   If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company (such Company Capital Stock, "Company Restricted Stock Award"), then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be reasonably necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

          (c)   No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder following the consummation of the Merger and the Private Placement) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.7 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Common Stock Purchase Price (as defined in the Subscription Agreement).

          (d)   All Company Options outstanding immediately prior to the Effective Time under the Company Plans (to the extent not exercised immediately prior to the Effective Time) shall be treated in accordance with Section 5.4(a).

          (e)   [Intentionally Omitted]

          (f)    Each share of common stock, $0.0001 par value per share, of Proteon Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Proteon Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

          (g)   If, between the time of calculating the Exchange Ratio and the Effective Time, any outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Parent Series A

  Preferred Automatic Conversion and the Nasdaq Reverse Split to the extent the Parent Series A Preferred Automatic Conversion and the Nasdaq Reverse Split have not been previously taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options and Company Restricted Stock Awards with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including the Parent Series A Preferred Automatic Conversion and the Nasdaq Reverse Split), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement. Notwithstanding anything express or implied in this Agreement to the contrary, solely for purposes of calculating the Exchange Ratio pursuant to this Agreement, the Parent Series A Preferred Automatic Conversion shall be deemed and treated as if it were to be effected immediately prior to the Effective Time after giving effect to the Nasdaq Reverse Split, notwithstanding that, pursuant to the terms of this Agreement and the Parent Pre-Effective Time Charter Amendment, the Parent Series A Preferred Automatic Conversion is to be effected immediately after the Effective Time and the consummation of the Private Placement.

        1.6    Closing of the Company's Transfer Books.    At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a "Company Stock Certificate") is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

        1.7    Surrender of Certificates.

          (a)   On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the "Exchange Agent"). At the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          (b)   Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for shares of Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or certificates or book-entry shares of Parent Common Stock representing the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes an obligation of such owner to indemnify Parent on customary terms against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of such Company Stock Certificate may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.7(c) shall be deemed to have been in full satisfaction of any and all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificate.

          (c)   No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

          (d)   Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

          (e)   No Party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

        1.8    Appraisal Rights.

          (a)   Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL, as applicable (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, as applicable, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL, as applicable. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL, as applicable (whether occurring before, at or after the Effective Time), shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.7.

          (b)   The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided, that Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the prior written consent of the other Party, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

        1.9    Further Action.    If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Proteon Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

        1.10    Withholding.    The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. The payor shall provide commercially reasonable notice to the payee upon becoming aware of any such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Body, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

        1.11    Tax Consequences.    For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) of the Treasury Regulations.

        1.12    Calculation of Parent Net Cash.

          (a)   For the purposes of this Agreement, the "Anticipated Closing Date" shall be the anticipated date for Closing, as agreed upon by Parent and the Company at least seven (7) Business Days prior to the Parent Stockholders' Meeting and the "Determination Date" shall be the date that is seven (7) Business Days prior to the Anticipated Closing Date. Within three (3) Business Days following the Determination Date, Parent shall deliver to the Company a schedule (the "Parent Cash Schedule") setting forth, in reasonable detail, Parent's good faith, estimated calculation of the Parent Net Cash, including each line item in such definition (using an estimate of the Parent Transaction Expenses, Parent's accrued investment interest receivable, prepaid refundable deposits, accounts payable, and accrued expenses, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined in the Parent Audited Financial Statements and the Parent Unaudited Interim Balance Sheet) (the "Parent Cash Calculation") as of the Anticipated Closing Date prepared and certified by Parent's Chief Financial Officer (or if there is no Chief Financial Officer, Parent's principal accounting officer). Parent shall make the work papers and back-up materials used or useful in preparing the Parent Cash Schedule, as reasonably requested by the Company, available to the Company and, if requested by the Company, its accountants and counsel at reasonable times and upon reasonable notice.

          (b)   Within three (3) calendar days following delivery (the "Response Date") of the Parent Cash Schedule to the Company, the Company will have the right to dispute any part of the Parent Cash Calculation as set forth in the Parent Cash Schedule by delivering a written notice to that effect (a "Dispute Notice") to Parent. Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Parent Cash Calculation.

          (c)   If on or prior to the Response Date, (i) the Company notifies Parent in writing that it has no objections to the Parent Cash Calculation or (ii) the Company fails to deliver a Dispute Notice as provided in Section 1.12(b), then the Parent Cash Calculation as set forth in the Parent Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement.

          (d)   If the Company delivers a Dispute Notice on or prior to the Response Date and such Dispute Notice complies with the provisions of Section 1.12(b), then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Parent Net Cash.

          (e)   If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Parent Net Cash pursuant to Section 1.12(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent auditor of recognized national standing (the "Accounting Firm") to resolve any remaining disagreements as to the Parent Cash Calculation that were set forth in the Dispute Notice delivered by the Company pursuant to, and in compliance with, the provisions of Section 1.12(b) . Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Parent Cash Schedule pursuant to Section 1.12(a), and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to those disagreements submitted to the Accounting Firm, provided that such disagreements were set forth in the Dispute Notice sent by the Company to Parent pursuant to, and in compliance with, the provisions of Section 1.12(b). The determination made by the Accounting Firm of any such disagreements submitted to the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and the Parent Cash Calculation, as adjusted by the Accounting Firm to reflect any such determination made by the Accounting Firm of such disagreements submitted to the Accounting Firm, shall represent the Parent Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.12(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Parent Net Cash (and for the avoidance of doubt the portion of such fees and expenses to be paid by Parent shall reduce the Parent Net Cash); provided, however, that if the Accounting Firm takes longer than ten (10) calendar days to make its determination then Company shall at its election (x) pay the fees and expenses of the Accounting Firm or (y) deem any costs and expenses incurred by Parent following such ten (10) calendar day period to be excluded from Parent Net Cash. If this Section 1.12(e) applies as to the determination of the Parent Net Cash at the Anticipated Closing Date described in Section 1.12(a), upon resolution of the matter in accordance with this Section 1.12(e), the Parties shall not be required to determine the Parent Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a redetermination of the Parent Net Cash if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date.

Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Section 10.14(h), except as set forth in the written disclosure schedule delivered by the Company to Parent (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Proteon Merger Sub as follows:

        2.1    Due Organization; Subsidiaries.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, where the failure to have such power or authority would not reasonably be expected to prevent the ability of the Company to consummate the Contemplated Transactions.

          (b)   The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

          (c)   As of the date of this Agreement, the Company has no Subsidiaries; and neither the Company nor any of the Company's Subsidiaries owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls, directly or indirectly, any other Entity, other than any Entities identified in Section 2.1(c) of the Company Disclosure Schedule and any Entities through which the Company holds only cash or cash equivalents of the Company, or in which the Company holds only available-for-sale securities, in each case, as determined in accordance with GAAP.

          (d)   Neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

        2.2    Organizational Documents.    The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

        2.3    Authority; Binding Nature of Agreement.

          (a)   The Company has all necessary corporate power and authority to enter into this Agreement and, subject to receipt of the Required Company Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Company Board (at meetings duly called and held or by unanimous written consent in lieu of a meeting) has (i) determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote in favor of the Company Stockholder Matters.

          (b)   This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Proteon Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

        2.4    Vote Required.    The affirmative vote (or written consent) of the holders of a majority of the shares of Company Common Stock entitled to vote thereon, voting as a separate class, outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving the Company Stockholder Matters (collectively, the "Company Stockholder Written Consent" and such vote, collectively, the "Required Company Stockholder Vote"), are the only votes (or written consents) of the holders of Company Capital Stock necessary to adopt and approve the Company Stockholder Matters.

        2.5    Non-Contravention; Consents.    Subject to obtaining the Required Company Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and assuming the satisfaction of the condition set forth in Section 7.6, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a)   contravene, conflict with or result in a violation of any of the provisions of the Company's Organizational Documents;

          (b)   contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject, except as would not reasonably be expected to be material to the Company or its business;

          (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries, except as would not reasonably be expected to be material to the Company or its business;

          (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) demand any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

          (e)   result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

        Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither the Company nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (A) the execution, delivery or performance of this Agreement, the Company Stockholder Support Agreements, and the Company Lock-up Agreements or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Company Stockholder Support Agreements, the Company Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements, the Company Lock-Up Agreements or any of the Contemplated Transactions.

        2.6    Capitalization.

          (a)   The authorized Company Capital Stock as of the date of this Agreement consists of 15,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 13,411,998 shares have been issued and are outstanding as of the date of this Agreement, and no shares are held by the Company as treasury shares as of the date of this Agreement.

          (b)   All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Company Bylaws or Investor Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein and in the Company's bylaws and the Investor Agreements, there is no Company Contract or, to the Company's Knowledge, any other Contract, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase or forfeiture rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options).

          (c)   As of the date of this Agreement, the Company has reserved 2,000,000 shares of Company Common Stock for issuance under the Company Plans, of which 400,000 shares have been issued and are currently outstanding, 1,103,230 shares are issuable upon exercise of outstanding Company Options or other awards granted pursuant to the Company Plans, and 496,770 shares of Company Common Stock remain available for future grant of awards pursuant to the Company Plans. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an "incentive stock option" (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent an accurate and complete copy of the Company Plans and the form of stock option agreement used to evidence outstanding options granted thereunder.

          (d)   Except for the outstanding exchangeable common stock of the Company and the Company Options set forth on Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; or (iii) to the Company's Knowledge, condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized (x) stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries or Contracts under which Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (other than the outstanding exchangeable common stock or stock options), or (y) bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote.

          (e)   All outstanding shares of Company Capital Stock, Company Options, and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, (ii) all requirements set forth in applicable Contracts and (iii) if applicable, the Company Plans.

        2.7    Financial Statements.

          (a)   Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of the Company Unaudited Interim Balance Sheet, together with the unaudited statement of cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the "Company Financials"). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) and fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

          (b)   Each of the Company and its Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability of the Company's and its Subsidiaries' assets; (iii) access to the Company's and its Subsidiaries' assets is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for the Company's assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company and each of its Subsidiaries maintains internal controls over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

          (c)   There has been no securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2017.

          (d)   Since January 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or interim chief financial officer of the Company, the Company Board or any committee thereof. Since January 1, 2017, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of and its Subsidiaries, the Company's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

        2.8    Absence of Changes.    Between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 4.2(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

        2.9    Absence of Undisclosed Liabilities.    As of the date hereof, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (each a "Liability"), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts if such Liabilities are not required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Section 2.9 of the Company Disclosure Schedule.

        2.10    Title to Assets.    Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its Subsidiaries or their respective businesses, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

        2.11    Real Property; Leasehold.    Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company or its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the "Company Real Estate Leases"), each of which is in full force and effect, with no existing material default thereunder. The Company's use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company or any of its Subsidiaries has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

        2.12    Intellectual Property.

          (a)   Section 2.12(a) of the Company Disclosure Schedule identifies each item of registered Company IP, including, with respect to each registered item: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number, and (iv) any other co-owners. To the Knowledge of the Company, each of the patents and patent applications included in the Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. To the Knowledge of the Company, as of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged.

          (b)   The Company and its Subsidiaries own, are the assignees of, or have licensed all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate's activities on behalf of the Company or its Subsidiaries, has signed a written agreement containing an assignment of such Company Associate's rights in such Company IP to the Company or its Subsidiaries and confidentiality provisions protecting the Company IP.

          (c)   To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Company IP or the right to receive royalties for the practice of such Company IP.

          (d)   Section 2.12(d) of the Company Disclosure Schedule sets forth each Contract, if any, pursuant to which the Company or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company or its Subsidiaries in its business as currently conducted (each a "Company In-bound License") or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company or its Subsidiaries under a Company In-bound License (each a "Company Out-bound License"); provided, that, Company In-bound Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, clinical trial agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements; and Company Out-bound Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses.

          (e)   To the Knowledge of the Company: (i) the operation of the businesses of the Company and its Subsidiaries since January 1, 2017, do not infringe, misappropriate or otherwise violate any valid and enforceable patent that is not included on Section 2.12(a) of the Company Disclosure Schedule and (ii) no other Person is infringing, misappropriating or otherwise violating any material Company IP. No Legal Proceeding is pending or, to the Knowledge of the Company, is threatened in writing (A) against the Company or its Subsidiaries alleging that the operation of the businesses of the Company or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the material Company IP or any Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries. Since January 1, 2017, neither the Company nor its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of the Company or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

          (f)    None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or its Subsidiaries of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries.

          (g)   To the Knowledge of the Company, the Company, its Subsidiaries and the operation of the Company's and its Subsidiaries' business are in substantial compliance with all Laws pertaining to data privacy and data security of any personally identifiable information and sensitive business information (collectively, "Sensitive Data") except to the extent that such noncompliance has not and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2017, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company or its Subsidiaries, (ii) no violations of any security policy of the Company regarding any such Sensitive Data used in the business of the Company or its Subsidiaries, and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of the Company or its Subsidiaries, in each case of (i) through (iii), except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

        2.13    Agreements, Contracts and Commitments.

          (a)   Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement, other than Company Benefit Plans, which are covered in Section 2.17 (each, a "Company Material Contract" and collectively, the "Company Material Contracts"):

              (i)  each Company Contract the primary purpose of which is indemnification or guaranty not entered into in the Ordinary Course of Business;

             (ii)  each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to another Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision with respect to employees of other Persons, in each case, except for restrictions that would not materially affect the ability of the Company and its Subsidiaries to conduct their respective businesses;

            (iii)  each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $25,000 pursuant to its express terms and not cancelable without penalty;

            (iv)  each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $25,000, other than Company Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

             (v)  each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company or its Subsidiaries, in each case, having an outstanding principal in an amount in excess of $25,000;

            (vi)  other than material transfer agreements and master service agreements in the Ordinary Course of Business, each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $25,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company; or (D) any Company Contract to license or engage any third party to manufacture or produce any product or drug substance, service or technology of the Company, any Contract for raw materials or warehousing of products or any Company Contract to sell, distribute or commercialize any products or service of the Company;

           (vii)  each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person, providing advisory services to the Company in connection with the Contemplated Transactions;

          (viii)  each Company Real Estate Lease;

            (ix)  each Company Contract with any Governmental Body (other than clinical trial agreements for clinical trial studies);

             (x)  each Company Out-bound License and Company In-bound License;

            (xi)  each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries or obligation to pay any royalties, fees or other payments to any owner, licensor, or other claimant to any Intellectual Property Rights, in each case in excess of $25,000;

           (xii)  each Company Contract, offer letter, employment agreement or independent contractor agreement with any employee, consultant or independent contractor that (A) is not terminable by the Company without sixty (60) days' or more notice, without severance or other cost or liability, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger (whether alone or in connection with any other event) (the "Benefit Contracts");

          (xiii)  each Company Contract that is a collective bargaining agreement or is with a professional employer agency, temporary employment agency or labor contractor; or

          (xiv)  any Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate, or (B) that is material to the business or operations of the Company or any of its Subsidiaries.

          (b)   The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries, has, nor to the Company's Knowledge, as of the date of this Agreement has, any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company, any of its Subsidiaries or their respective businesses. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract.

        2.14    Compliance; Permits; Restrictions.

          (a)   The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act ("FDCA"), the Food and Drug Administration ("FDA") regulations adopted thereunder, the Public Health Service Act and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a "Drug Regulatory Agency"), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company or its Subsidiaries. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company's ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

          (b)   The Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the "Company Permits"). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the

  Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

          (c)   There are no proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries with respect to an alleged material violation by the Company or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.

          (d)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, or in which the Company or its Subsidiaries or their respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, as applicable, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of the Company or any of its Subsidiaries has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current products or product candidates have participated.

          (e)   Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA's "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or any of their respective officers, employees or, to the Knowledge of the Company, agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective officers, employees or, to the Knowledge of the Company, agents.

          (f)    The Company and its Subsidiaries have complied with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively "HIPAA"), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements ("Business Associate Agreements") to which the Company or a Subsidiary is a party or otherwise bound. The Company and its Subsidiaries have created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Neither the Company nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to the Company, any of its Subsidiaries or an agent or third party subject to a Business Associate Agreement with the Company or a Subsidiary of the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. Each of Company and its Subsidiaries has materially complied with its requirements related to protection of Protected Health Information under its clinical trial agreements with health care provider Covered Entities that have participated in Company's or its Subsidiaries' clinical studies under such agreements. All capitalized terms in this Section 2.14(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

        2.15    Legal Proceedings; Orders.

          (a)   As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any of its Subsidiaries, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or any of its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

          (b)   Since January 1, 2017 through the date of this Agreement, no Legal Proceeding has been pending against the Company or any of its Subsidiaries that resulted in material liability to the Company or any of its Subsidiaries.

          (c)   There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

        2.16    Tax Matters.

          (a)   All income and other material Tax Returns required to have been filed by the Company or any Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that the Company or any Subsidiary is subject to taxation by that jurisdiction.

          (b)   All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Unaudited Interim Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

          (c)   All material Taxes required to have been withheld, collected, or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Body, and the Company and each Subsidiary has complied with all material Tax information reporting provisions of applicable Law.

          (d)   There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

          (e)   All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any Governmental Body have been fully paid and there are no deficiencies for Taxes of the Company or any of its Subsidiaries claimed or proposed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (f)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (g)   Neither the Company nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

          (h)   Neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any Liability for Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), or as a transferee or successor or by contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

          (i)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or non-U.S. Law).

          (j)    Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

        For purposes of this Section 2.16, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company or any Subsidiary, as applicable.

        2.17    Employee and Labor Matters; Benefit Plans.

          (a)   Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans. "Company Benefit Plan" means each (i) "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment agreement or offer letter (other than at-will employment agreements or offer letters on the Company's standard forms, in which case only representative standard forms of such employment agreements or offer letters shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as the result of it being treated as a single employer under ERISA Section 4001(b) or Code Section 414 with any other person).

          (b)   As applicable with respect to each Company Benefit Plan listed on Section 2.17(a) of the Company Disclosure Schedule, the Company has made available to Parent, true and complete copies of (i) each Company Benefit Plan, including all amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, and the nondiscrimination testing reports, actuarial reports, financial statements and trustee reports for the two most recently completed plan years, (vii) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations prepared or received in the most recent six years, (viii) all current policies and procedures established to comply with the privacy and security rules of HIPAA, and (ix) any written reports constituting a valuation of the Company's capital stock for purposes of Sections 409A or 422 of the Code prepared in the last six years, whether prepared internally by the Company or by an outside, third-party valuation firm.

          (c)   Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

          (d)   The Company Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination letters or, in the case of preapproved plans, the underlying plan documents have received favorable advisory or opinion letters from the IRS on which they may currently rely, to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

          (e)   None of the Company, any of its Subsidiaries and any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or (iii) any "multiple employer plan" (within the meaning of Section 413 of the Code). Neither the Company nor any of its Subsidiaries maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA).

          (f)    There are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto (in such Person's capacity as fiduciary thereof or service provider thereto), in any case except as would not be reasonably expected to result in material liability to the Company or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been made in all material respects and neither the Company nor any Company ERISA Affiliate has any material liability for any unpaid contributions with respect to any Company Benefit Plan.

          (g)   None of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan (in such Person's capacity as fiduciary, trustee or administrator thereof), has engaged in, nor are the Contemplated Transactions reasonably expected to result in, any transaction with respect to any Company Benefit Plan which would subject the Company, any Subsidiary of the Company, or Parent or any Affiliate of Parent to a material Tax, material penalty or material liability for a non-exempt "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code.

          (h)   No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law.

          (i)    Neither the execution of, nor the performance of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

          (j)    Neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a "disqualified individual" (within the meaning of Code Section 280G) with respect to the Company and its Subsidiaries of any payment or benefit that is or could be characterized as a "parachute payment" (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

          (k)   The exercise price of each Company Option is not and never has been less than the fair market value of one share of Company Common Stock as of the grant date of such Company

  Option, as determined in a manner consistent with Section 409A of the Code and regulations thereunder.

          (l)    Each Company Benefit Plan providing for deferred compensation that constitutes a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.

          (m)  No current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries has any "gross up" agreements with the Company or any of its Subsidiaries other assurance of reimbursement by the Company or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

          (n)   No Company Benefit Plan is maintained outside of the United States.

          (o)   The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of base or other fixed compensation and director's fees, and the target bonus, payable to each person; (ii) dates of employment or service; (iii) title; (iv) whether the individual has any eligibility to receive severance, retention payment, change of control payment, or other similar compensation, other than through a broad-based plan that is generally available to similarly situated employees; (v) visa status, if applicable; and (vi) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended ("FLSA") and any similar state law.

          (p)   Neither the Company nor any of its Subsidiaries has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

          (q)   The Company and each of its Subsidiaries is, and since January 1, 2017 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers' compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, with respect to employees of the Company and its Subsidiaries, each of the Company and its Subsidiaries, since January 1, 2017: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits).

          (r)   Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, with respect to each individual who currently renders services to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company and each of its Subsidiaries has accurately classified him or her as exempt or non-exempt under all applicable Laws. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt under all applicable Laws.

          (s)   Within the preceding five (5) years, the Company has not implemented any "plant closing" or "mass layoff" of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such "plant closing" or "mass layoff" will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no "employment loss" as defined by the WARN Act within the ninety (90) days prior to the Closing Date.

          (t)    There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to labor, employment, employment practices, or terms and conditions of employment.

        2.18    Environmental Matters.    The Company and each of its Subsidiaries are in compliance with and since January 1, 2017 have complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2017 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company's or any of its Subsidiaries' compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. No current or (during the time a prior property was leased or controlled by the Company or any of its Subsidiaries) prior property leased or controlled by the Company or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in violation of Environmental Law, except as would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or any of its Subsidiaries with respect to any property leased or controlled by the Company or any of its Subsidiaries or any business operated by them.

        2.19    Insurance.    The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

        2.20    No Financial Advisors.    Other than Ladenburg Thalmann & Co. Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        2.21    Disclosure.    The information supplied by the Company and each of its Subsidiaries for inclusion in the Registration Statement and the Proxy Statement/Prospectus (including any of the Company Audited Financial Statements or the Company Interim Financial Statements) will not, as of the effective date of the Registration Statement, the date of the Proxy Statement/Prospectus, or the date that the Proxy Statement/Prospectus is first mailed to Parent stockholders or Company stockholders, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

        2.22    Transactions with Affiliates.

          (a)   There has been no material transactions or relationships, since January 1, 2017, between, on the one hand, the Company or any of its Subsidiaries and, on the other hand, any (A) executive officer or director of the Company or, to the Knowledge of the Company, any of its Subsidiaries or any of such executive officer's or director's immediate family members, (B) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (C) to the Knowledge of the Company, any "related person" (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (A), (B) or (C) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

          (b)   Section 2.22(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the "Investor Agreements").

        2.23    Anti-Bribery.    None of the Company or any of its Subsidiaries or any of their respective directors, officers, employees or, to the Company's Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, or any other anti-bribery or anti-corruption Law (collectively, the "Anti-Bribery Laws"). Neither the Company nor any of its Subsidiaries has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND PROTEON MERGER SUB

        Subject to Section 10.14(h), except (a) as set forth in the written disclosure schedule delivered by Parent to the Company (the "Parent Disclosure Schedule") or (b) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading "Risk Factors" or any disclosure of risks included in any "forward-looking statements" disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.6 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Document that it is applicable to such section of the Parent Disclosure Schedule, Parent and Proteon Merger Sub represent and warrant to the Company as follows:

        3.1    Due Organization; Subsidiaries.

          (a)   Each of Parent and Proteon Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which each is bound, except, in each case, where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Proteon Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Proteon Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement. Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

          (b)   As of the date of this Agreement, Parent has no Subsidiaries; and neither Parent nor any of its Subsidiaries owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than any Entity that is a Subsidiary of Parent. Each of Parent's Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Parent Material Adverse Effect.

          (c)   Neither Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

        3.2    Organizational Documents.    Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

        3.3    Authority; Binding Nature of Agreement.

          (a)   Each of Parent and Proteon Merger Sub has all necessary corporate power and authority to enter into this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Proteon Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Proteon Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held or by unanimous written consent in lieu of a meeting) has: (i) determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the Parent Series A Preferred Automatic Conversion, the Nasdaq Reverse Split, the Private Placement, the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and in connection with the Private Placement and the treatment of the Company Options pursuant to this Agreement; (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the holders of Parent Series A Preferred Stock vote or consent to approve the Parent Series A Preferred Stockholder Matters; and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the holders of Parent Common Stock vote to approve the Parent Common Stockholder Matters. The Proteon Merger Sub Board (by unanimous written consent) has: (A) determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, Proteon Merger Sub and its sole stockholder; (B) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (C) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Proteon Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

          (b)   This Agreement has been duly executed and delivered by each of Parent and Proteon Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Proteon Merger Sub, enforceable against each of Parent and Proteon Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Parent Stockholder Support Agreements, the Parent Board approved the Parent Stockholder Support Agreements and the transactions contemplated thereby.

        3.4    Vote Required.    (a) The affirmative vote (or written consent) of the holders of at least seventy-seven percent (77%) of the outstanding shares of Parent Series A Preferred Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, voting as a separate class, are the only votes of the holders of any class or series of Parent's capital stock necessary to effect the Parent Series A Preferred Automatic Conversion, immediately following the consummation of the Private Placement, effected by the Parent Pre-Effective Time Charter Amendment with the Secretary of State of the State of Delaware filed immediately prior to the Effective Time, (b) the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, voting as a separate class, is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the proposals in Sections 5.3(a)(i) and 5.3(a)(iv), and (c) the affirmative vote of a majority of the votes cast at the Parent Stockholders' Meeting is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the proposals in Section 5.3(a)(ii) (the "Required Parent Stockholder Vote").

        3.5    Non-Contravention; Consents.    Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Proteon Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a)   contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Proteon Merger Sub;

          (b)   contravene, conflict with or result in a material violation of, or, to the Knowledge of Parent, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to be material to Parent or its business;

          (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries except as would not reasonably be expected to be material to Parent or its business;

          (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) demand any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

          (e)   result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

        Except for (i) the Required Parent Stockholder Vote, (ii) the Parent Pre-Effective Time Charter Amendment, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (A) the execution, delivery or performance of this Agreement, the Parent Stockholder Support Agreements, and the Parent Lock-up Agreements or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Proteon Merger Sub to consummate the Contemplated Transactions. The Parent Board and the Proteon Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Stockholder Support Agreements, the Parent Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Support Agreements, the Parent Lock-Up Agreements or any of the other Contemplated Transactions.

        3.6    Capitalization.

          (a)   The authorized capital stock of Parent as of the date of this Agreement consists of (i) 100,000,000 shares of Parent Common Stock, par value $0.001 per share, of which 19,585,394 shares have been issued and are outstanding as of the close of business on the Reference Date, and (ii) 10,000,000 shares of preferred stock of Parent, par value $0.001 per share, of which 21,660 shares have been designated Parent Series A Preferred Stock and have been issued and are outstanding as of the close of business on the Reference Date and 21,771,032 shares of Parent Common Stock were reserved for future issuance upon the conversion of such outstanding shares of Parent Series A Preferred Stock. Parent does not hold any shares of its capital stock in its treasury.

          (b)   All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract or, to Parent's Knowledge, any other Contract, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. There are no repurchase or forfeiture rights with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options).

          (c)   Except for the Parent Stock Plans, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, 2,298,697 shares have been reserved for issuance upon exercise of Parent Options granted under the Parent Stock Plans that are outstanding as of the date of this Agreement, and 3,637,638 shares remain available for future issuance pursuant to the Parent Stock Plans. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the name of the holder; (ii) the number of shares of Parent Common Stock subject to such Parent Option at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option as of the date of this Agreement; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Parent Option expires (and whether there has been any extension of such expiration date or any other provisions or agreements that may result in an extension of the expiration date of such Parent Option beyond the date(s) provided in the form of stock option agreement provided to the Company); and (viii) whether such Parent Option is intended to constitute an "incentive stock option" (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company accurate and complete copies of the Parent Stock Plans and all forms of the stock option and other award agreements evidencing outstanding awards granted thereunder.

          (d)   Except for the Parent Series A Preferred Stock, the Parent Stock Plans, and the Parent Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) to the Parent's Knowledge, condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized (x) stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries, stockholder rights plans (or similar plan commonly referred to as a "poison pill") or Contracts under which Parent or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, or (y) bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

          (e)   All outstanding shares of Parent Series A Preferred Stock, Parent Common Stock, Parent Options and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, (ii) all requirements set forth in applicable Contracts, and (iii) if applicable, the Parent Stock Plans.

        3.7    SEC Filings; Financial Statements.

          (a)   Except as set forth in Section 3.7(a) of the Parent Disclosure Schedule, since January 1, 2017, Parent has filed or furnished (as applicable) on a timely basis all forms, reports and documents (including all exhibits, schedules and annexes thereto) required to be filed with or furnished to the SEC under applicable Laws, including any amendments or supplements thereto (collectively, together with all documents filed on a voluntary basis on Form 8-K and together with all documents and information incorporated by reference therein, the "Parent SEC Documents"). Parent has delivered or made available to the Company accurate and complete copies of all Parent SEC Documents, other than such documents that can be obtained on the SEC's website at www.sec.gov. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the "Certifications") are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and Parent, on the other, since January 1, 2017, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent. As used in this Section 3.7, the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. From the time of the initial filing of Parent's registration statement on Form S-1 with the SEC, Parent has been and is an "emerging growth company," as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Parent SEC Documents and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Parent.

          (b)   The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent's accounting methods or principles that would be required to be disclosed in Parent's financial statements in accordance with GAAP. The books of account and other financial records of Parent and its consolidated Subsidiaries are true and complete in all material respects.

          (c)   Parent's independent registered accounting firm has at all times since the date Parent became subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, "Independent" with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

          (d)   Since January 1, 2017 through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in the Parent SEC Documents.

          (e)   Since January 1, 2017, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

          (f)    Parent is and since January 1, 2017 has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

          (g)   Parent maintains, and at all times since January 1, 2017 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records in reasonable detail accurately and fairly reflecting the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's assets that could have a material effect on Parent's financial statements. Parent has evaluated the effectiveness of Parent's internal control over financial reporting as of December 31, 2017 and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent's auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all material weaknesses and significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent's internal control over financial reporting.

          (h)   Parent maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods required by the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

          (i)    Since January 1, 2017, (i) Parent has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent's internal accounting controls relating to periods after January 1, 2017, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2017, by Parent or agents to the Parent Board or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent.

        3.8    Absence of Changes.    Between the date of the Parent Balance Sheet and the date of this Agreement, Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

        3.9    Absence of Undisclosed Liabilities.    As of the date hereof, Parent and its Subsidiaries do not have any Liability, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities incurred in connection with the Contemplated Transactions; and (d) Liabilities described in Section 3.9 of the Parent Disclosure Schedule. In connection with terminating any past or current Parent Contracts, (x) there are no potential or contingent Liabilities of any amount or nature whatsoever for Parent or its Subsidiaries that would survive Closing and (y) any such termination would not negatively impact the treatment of the Merger as reorganization under Section 368(a) of the Code.

        3.10    Title to Assets.    Parent or its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Parent or its Subsidiaries or their respective businesses, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent as being owned by Parent or its Subsidiaries, in each case, other than assets disposed of since the date of the Parent Balance Sheet. All of such assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

        3.11    Real Property; Leasehold.    Parent and its Subsidiaries do not own any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent or its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or its Subsidiaries, and (b) copies of all leases under which any such real property is possessed (the "Parent Real Estate Leases"), each of which is in full force and effect, with no existing material default thereunder. Parent's use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent or its Subsidiaries have exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

        3.12    Intellectual Property.

          (a)   To the knowledge of Parent, as of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent owns, is the assignee of, or has licensed all material Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Parent, each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate's activities on behalf of Parent, has signed a written agreement containing an assignment of such Parent Associate's rights in such Parent IP to Parent and confidentiality provisions protecting the Parent IP.

          (c)   To the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Parent IP or the right to receive royalties for the practice of such Parent IP.

          (d)   Section 3.12(d) of Parent Disclosure Schedule sets forth each license agreement pursuant to which the Parent or its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent in its business as currently conducted (each a "Parent In-bound License") or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to the Parent or its Subsidiaries under a Parent In-bound License (each a "Parent Out-bound License"); provided, that, Parent In-bound Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, services agreements, clinical trial agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements; and Parent Out-bound Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses.

          (e)   To the Knowledge of Parent: (i) the operation of the business of Parent and its Subsidiaries since January 1, 2017, does not infringe, misappropriate or otherwise violate any valid and enforceable patent that is not included on Section 2.12(a) of the Company Disclosure Schedule and (ii) no other Person is infringing, misappropriating or otherwise violating any material Parent IP. No Legal Proceeding is pending or, to the Knowledge of Parent, is threatened in writing (A) against Parent alleging that the operation of the business of Parent infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent alleging that another Person has infringed, misappropriated or otherwise violated any of the material Parent IP or any Intellectual Property Rights exclusively licensed to Parent. Since January 1, 2017, Parent has not received any written notice or other written communication alleging that the operation of the business of Parent infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

          (f)    None of Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights exclusively licensed to Parent is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.

          (g)   To the Knowledge of Parent, the operation of Parent's and its Subsidiaries' business are in substantial compliance with all Laws pertaining to data privacy and data security of Sensitive Data, except to the extent that such noncompliance has not and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, since January 1, 2017, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent or its Subsidiaries, (ii) no violations of any security policy of Parent regarding any such Sensitive Data used in the business of Parent or its Subsidiaries, and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of Parent or its Subsidiaries, in each case of (i) through (iii), except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

        3.13    Agreements, Contracts and Commitments.    Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (and, except with respect to clauses (m) and (n) below, other than any Parent Benefit Plans) (each, a "Parent Material Contract" and collectively, the "Parent Material Contracts"):

          (a)   each Parent Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

          (b)   each Parent Contract the primary purpose of which is indemnification or guaranty not entered into in the Ordinary Course of Business;

          (c)   each Parent Contract containing (A) any covenant limiting the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to another Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision with respect to employees of other Persons, in each case, except for restrictions that would not materially affect the ability of Parent or its Subsidiaries to conduct their respective businesses;

          (d)   each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $25,000 pursuant to its express terms and not cancelable without penalty;

          (e)   each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $25,000, other than Parent Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

          (f)    each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent or its Subsidiaries, in each case, having an outstanding principal in an amount in excess of $25,000;

          (g)   each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $25,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract to license or engage any third party to manufacture or produce any product or drug substance, service or technology of Parent, any Contract for raw materials or warehousing of products or any Parent Contract to sell, distribute or commercialize any products or service of Parent;

          (h)   each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person, providing advisory services to Parent or its Subsidiaries in connection with the Contemplated Transactions;

          (i)    each Parent Real Estate Lease;

          (j)    each Parent Contract with any Governmental Body (other than clinical trial agreements for clinical trial studies);

          (k)   each Parent Out-bound License and Parent In-bound License;

          (l)    each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries or obligation to pay any royalties, fees or other payments to any owner, licensor, or other claimant to any Intellectual Property Rights, in each case, in excess of $25,000;

          (m)  each offer letter, employment agreement, or independent contractor agreement with any employee, consultant or independent contractor currently providing services to Parent or its Subsidiaries that (A) is not terminable by Parent or a Subsidiary of Parent without sixty (60) days' or more notice, severance, or other cost or liability, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger (whether alone or in connection with any other event);

          (n)   each Parent Contract that is a collective bargaining agreement or is with a professional employer agency, temporary employment agency or labor contractor; or

          (o)   any Parent Contract that is not terminable at will (with no penalty or payment) by Parent and (A) which involves payment or receipt by Parent after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate, or (B) that is material to the business or operations of Parent.

        Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has nor, to Parent's Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its Subsidiaries or their respective businesses. As to Parent or its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent or its Subsidiaries under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

        3.14    Compliance; Permits.

          (a)   Parent and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance in all material respects with all applicable Laws, including the FDCA, the FDA regulations adopted thereunder, the Public Health Service Act and any other similar Law administered or promulgated by the FDA or other Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or its Subsidiaries, any acquisition of material property by Parent or its Subsidiaries or the conduct of business by Parent or its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent's ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

          (b)   Parent or its Subsidiaries holds all required Governmental Authorizations which are material to the operation of the business of Parent and its Subsidiaries as currently conducted (the "Parent Permits"). Section 3.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Parent and its Subsidiaries are in material compliance with the terms of the Parent Permits, as applicable. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

          (c)   There are no proceedings pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries with respect to an alleged material violation by Parent of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or any other similar Law administered or promulgated by any Drug Regulatory Agency.

          (d)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or their respective current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, as applicable, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of Parent has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2017, neither Parent nor its Subsidiaries has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Parent threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries or in which Parent or its current products or product candidates have participated.

          (e)   Parent and each of its Subsidiaries is not the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, Parent and each of its Subsidiaries has not committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA's "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy, and any amendments thereto. Parent, each of its Subsidiaries, and any of their respective officers, employees or, to the Knowledge of Parent, agents has not been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of Parent, threatened against Parent, its Subsidiaries, or any of their officers, employees or, to the Knowledge of Parent, agents.

          (f)    Parent and its Subsidiaries have complied with all Laws relating to HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or a Subsidiary is a party or otherwise bound. Parent and its Subsidiaries have created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Neither Parent nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent, any of its Subsidiaries or an agent or third party subject to a Business Associate Agreement with Parent or any of its Subsidiaries. Parent and its Subsidiaries are currently submitting, receiving and handling or are capable of submitting, receiving and handling transactions in accordance with the Standard Transaction Rule. Parent and each of its Subsidiaries has materially complied with its requirements related to protection of Protected Health Information under its clinical trial agreements with health care provider Covered Entities that have participated in Parent's or its Subsidiaries' clinical studies under such agreements. All capitalized terms in this Section 3.14(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

        3.15    Legal Proceedings; Orders.

          (a)   As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Parent, (B) any of Parent's Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries;

  or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

          (b)   Since January 1, 2017 through the date of this Agreement, no Legal Proceeding has been pending against Parent or its Subsidiaries that resulted in material liability to Parent or its Subsidiaries.

          (c)   There is no order, writ, injunction, judgment or decree to which Parent, any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To the Knowledge of Parent, no officer of Parent or its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or its Subsidiaries or to any material assets owned or used by Parent or its Subsidiaries.

        3.16    Tax Matters.

          (a)   All income and other material Tax Returns required to have been filed by the Parent or any Subsidiary have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or any Subsidiary is subject to taxation by that jurisdiction.

          (b)   All material Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

          (c)   All material Taxes required to have been withheld, collected, or deposited by or with respect to the Parent and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Body, and the Parent and each Subsidiary has complied with all material Tax information reporting provisions of applicable Law.

          (d)   There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Parent or any of its Subsidiaries.

          (e)   All deficiencies asserted, or assessments made, against the Parent or any Subsidiary as a result of any examinations by any Governmental Body have been fully paid and there are no deficiencies for Taxes of Parent or any of its Subsidiaries claimed or proposed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (f)    Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (g)   Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

          (h)   Neither Parent nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any Liability for Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), or as a transferee or successor or by contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes).

          (i)    Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or non-U.S. Law).

          (j)    Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a "listed transaction" that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

        For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or any Subsidiary, as applicable.

        3.17    Employee and Labor Matters; Benefit Plans.

          (a)   Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans. "Parent Benefit Plan" means each (i) "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based (other than individual Parent Options made pursuant to the Parent's or its Subsidiaries' standard forms, in which case only representative standard forms of such stock option agreements shall be scheduled), phantom equity, employment agreement or offer letter, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of Parent or its Subsidiaries or under which Parent or its Subsidiaries have any actual or contingent liability (including, without limitation, as the result of being treated as a single employer under ERISA Section 4001(b) or Code Section 414 with any other person).

          (b)   As applicable with respect to each material Parent Benefit Plan listed on Section 3.17(a) of the Parent Disclosure Schedule, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, and the nondiscrimination testing reports, actuarial reports, financial statements and trustee reports for the two most recently completed plan years, (vii) all records, notices and filings concerning IRS or Department of Labor or other Governmental Body audits or investigations prepared or received in the most recent six years, and (viii) all policies and procedures established to comply with the privacy and security rules of HIPAA.

          (c)   Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

          (d)   The Parent Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination letters or, in the case of preapproved plans, the underlying plan documents have received favorable advisory or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of Parent nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

          (e)   Neither Parent nor any of its Subsidiaries nor any "Parent ERISA Affiliate" maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or (iii) any "multiple employer plan" (within the meaning of Section 413 of the Code). Neither the Company nor any of its Subsidiaries maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA).

          (f)    There are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto (in such Person's capacity as fiduciary thereof or service provider thereto), in any case, except as would not be reasonably expected to result in material liability to Parent or its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been made in all material respects and neither Parent nor its Subsidiaries has any material liability for any unpaid contributions with respect to any Parent Benefit Plan.

          (g)   Neither Parent or any of its Subsidiaries, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan (in such Person's capacity as fiduciary, trustee or administrator thereof), has engaged in, nor are the contemplated transactions reasonably expected to result in, any transaction with respect to any Parent Benefit Plan which would subject Parent or any Affiliate of Parent to a material Tax, material penalty or material liability for a non-exempt "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code.

          (h)   No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law.

          (i)    Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of

  Parent or its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

          (j)    Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a "disqualified individual" (within the meaning of Code Section 280G) with respect to Parent of any payment or benefit that is or could be characterized as a "parachute payment" (within the meaning of Code Section 280G).

          (k)   The exercise price of each Parent Option is not, and never has been, less than the fair market value of one share of Parent Common Stock as of the grant date of such Parent Option, as determined in a manner consistent with Section 409A of the Code and regulations thereunder.

          (l)    Each Parent Benefit Plan providing for deferred compensation that constitutes a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder in all material respects.

          (m)  No current or former employee, officer, director or independent contractor of Parent or its Subsidiaries has any "gross up" agreements with the Parent or other assurance of reimbursement by the Parent or its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.

          (n)   Parent has provided or made available to the Company an accurate list, as of the date of this Agreement, containing the names of independent contractors of Parent and its Subsidiaries and, as applicable: (i) the annual dollar amount of base or other fixed compensation, director's fees, and target bonus, payable to each person; (ii) dates of employment or service; (iii) title; (iv) whether the individual has any eligibility to receive severance, notice of termination, retention payment, change of control payment, or other similar compensation, other than through a broad-based plan that is generally available to similarly situated employees; (v) visa status, if applicable; and (vi) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state law. Parent has two full-time employee and no part-time or temporary employees. Parent's Subsidiaries have no full-time, part-time or temporary employees. As of the Closing Date, Parent and its Subsidiaries shall have no employees of any type.

          (o)   Parent and each of its Subsidiaries is not and never has been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity.

          (p)   Parent and each of its Subsidiaries is, and since January 1, 2017 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers' compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent and its Subsidiaries, with respect to employees of Parent and its Subsidiaries, Parent and each Subsidiary, since January 1, 2017: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits).

          (q)   Except as would not be reasonably likely to result in a material liability to Parent or its Subsidiaries, with respect to each individual who currently renders services to Parent or its Subsidiaries, Parent has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent has accurately classified him or her as exempt or nonexempt under all applicable Laws. Parent has no material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt under all applicable Laws.

          (r)   Within the preceding five (5) years, neither Parent nor any of its Subsidiaries has implemented any "plant closing" or "mass layoff" of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such "plant closing" or "mass layoff" will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no "employment loss" as defined by the WARN Act within the 90 days prior to the Closing Date.

          (s)   There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries relating to labor, employment, employment practices, or terms and conditions of employment.

          (t)    No Parent Benefit Plan is maintained outside the United States.

          (u)   As of the Closing Date, Parent and its Subsidiaries shall have no material Liability pursuant to any Parent Benefit Plan.

        3.18    Environmental Matters.    Parent and each of its Subsidiaries is and since January 1, 2017 has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental

Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent has not received since January 1, 2017 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent's or its Subsidiaries' compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. No current or (during the time a prior property was leased or controlled by Parent) prior property leased or controlled by Parent or its Subsidiaries has had a release of or exposure to Hazardous Materials in violation of Environmental Law, except as would not reasonably be expected to have a Parent Material Adverse Effect. Prior to the date hereof, Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Parent with respect to any property leased or controlled by each of Parent or its Subsidiaries or any business operated by it.

        3.19    Transactions with Affiliates.    Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent's Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

        3.20    Insurance.    Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries, which include accurate and complete copies of the existing policies (primary and excess) of directors' and officers' liability insurance maintained by Parent. Each of such insurance policies is in full force and effect and Parent and its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017 through the date of this Agreement, Parent has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or its Subsidiaries for which Parent has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent of its intent to do so.

        3.21    No Financial Advisors.    Other than H.C. Wainwright & Co., LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or its Subsidiaries.

        3.22    Anti-Bribery.    Neither Parent nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent's Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Parent and each of its Subsidiaries is not and has not been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

        3.23    Valid Issuance.    The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

        3.24    Opinion of Financial Advisor.    The Parent Board has received an opinion of H.C. Wainwright & Co., LLC to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by the Parties, furnish a copy of such written opinion to the Company solely for information purposes, it being agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company.

        3.25    Shell Company Status.    Parent is not an issuer identified in Rule 144(i)(1) of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

        3.26    Disclosure.    The information supplied by Parent and any of its Subsidiaries for inclusion in the Registration Statement or the Proxy Statement/Prospectus (including any of Parent's financial statements) will not, as of the effective date of the Registration Statement, the date of the Proxy Statement/Prospectus, or the date that the Proxy Statement/Prospectus is first mailed to Parent stockholders or the Company stockholders, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

Section 4.    CERTAIN COVENANTS OF THE PARTIES

        4.1    Operation of Parent's Business.

          (a)   Except as set forth on Section 4.1(a) of the Parent Disclosure Schedule, as expressly permitted by this Agreement (including in connection with the Divestiture Transactions, subject to Section 4.7), as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the "Pre-Closing Period"): each of Parent and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

          (b)   Except (i) as expressly permitted by this Agreement (including in connection with the Divestiture Transactions, subject to Section 4.7), (ii) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit its Subsidiaries to, do any of the following:

              (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans in accordance with the terms of such award in effect on the date of this Agreement and except for repurchases of unvested shares of Parent Common Stock from terminated employees, directors or consultants of the Company pursuant to Parent Contracts, that have been made available to the Company prior to the date of this Agreement);

             (ii)  sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise or conversion of outstanding Parent Options or Parent Series A Preferred Stock); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

            (iii)  Other than the Parent Series A Preferred Stockholder Matters and the Parent Common Stockholder Matters, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

            (iv)  except for Proteon Merger Sub, form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

             (v)  (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment;

            (vi)  other than as required by applicable Law or the terms of any Parent Benefit Plan or Parent Contract as in effect on the date of this Agreement that have been made available to the Company prior to the date of this Agreement or the terms of any Parent Contract to be entered into after the date of this Agreement as contemplated under Section 4.1(b) of the Parent Disclosure Schedule (only to the extent that (x) there are no potential or contingent Liabilities of any amount or nature whatsoever for Parent or its Subsidiaries that would survive Closing and (y) any such action would not negatively impact the treatment of the Merger as reorganization under Section 368(a) of the Code): (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect (other than in connection with the termination thereof); (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (D) increase the severance, retention or change of control benefits offered to any current or former or new employees, directors or consultants; or (E) hire or retain any officer, employee or consultant;

           (vii)  recognize any labor union, labor organization, or similar Person except as otherwise required by law and after advance notice to the Company;

          (viii)  acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, other than the Divestiture Transactions (subject to Section 4.7), or grant any Encumbrance with respect to such assets or properties;

            (ix)  sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP (other than the Divestiture Transactions (subject to Section 4.7));

             (x)  make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six (6) months), or adopt or change any material accounting method in respect of Taxes;

            (xi)  enter into, materially amend or terminate any Parent Material Contract other than in connection with the Divestiture Transactions, subject to Section 4.7; provided that Parent may terminate such Parent Material Contract as long as (x) there are no potential or contingent Liabilities of any amount or nature whatsoever for Parent or its Subsidiaries that would survive Closing and (y) any such termination would not negatively impact the treatment of the Merger as reorganization under Section 368(a) of the Code;

           (xii)  other than incurrence or payment of Parent Transaction Expenses, other than in connection with Divestiture Transactions (subject to Section 4.7) and other than in the Ordinary Course of Business, make any expenditures or incur any liabilities, in each case, in amounts that exceed $25,000 in the aggregate;

          (xiii)  other than as required by Law or GAAP, take any action to change accounting policies or procedures;

          (xiv)  subject to Section 5.18, initiate or settle any Legal Proceeding; or

           (xv)  agree, resolve or commit to do any of the foregoing.

          (c)   Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

        4.2    Operation of the Company's Business.

          (a)   Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, as expressly permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: each of the Company and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

          (b)   Except (i) as expressly permitted by this Agreement, (ii) as expressly permitted in the Subscription Agreement or any of the other definitive agreements entered into on the date of this Agreement in connection with the Private Placement, (iii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iv) as required by applicable Law or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

              (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

             (ii)  sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options); (B) any option, warrant, right to acquire any capital stock or any other security (other than grants of awards under the Company Plans or Benefit Contracts); or (C) any other instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries (other than grants of awards under the Company Plans or Benefit Contracts);

            (iii)  except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries' Organizational Documents, or effect or be a party to any merger,

    consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

            (iv)  form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

             (v)  (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $100,000;

            (vi)  recognize any labor union, labor organization, or similar Person, except as otherwise required by law and after advance notice to the Parent;

           (vii)  other than in the Ordinary Course of Business, acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties;

          (viii)  sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

            (ix)  make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six (6) months), or adopt or change any material accounting method in respect of Taxes;

             (x)  other than in the Ordinary Course of Business or any Benefit Contracts, enter into, materially amend or terminate any Company Material Contract;

            (xi)  other than as required by Law or GAAP, take any action to change accounting policies or procedures;

           (xii)  initiate or settle any Legal Proceeding in the amounts that exceed $100,000 individually or $500,000 in the aggregate; or

          (xiii)  agree, resolve or commit to do any of the foregoing.

          (c)   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

        4.3    Access and Investigation.

          (a)   Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party's Representatives to: (i) provide the other Party and such other Party's Representatives with reasonable access, upon reasonable notice and during normal business hours to such Party's Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party's Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (iii) permit the other Party's officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer (or interim chief financial officer, as applicable), chief executive officer, and other officers and managers of such Party responsible for such Party's financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (iv) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

          (b)   Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

        4.4    Parent Non-Solicitation.

          (a)   Parent agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 4.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may furnish non-public information regarding Parent to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person, which the Parent Board determines in good faith, after consultation with Parent's outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent nor any of its Representatives shall have breached this Section 4.4 in any material respect; (B) the Parent Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) at least two (2) Business Days prior to furnishing such nonpublic confidential information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent's intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement and which includes a customary standstill provision (only to the extent if the failure to include such standstill provision is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law) (a "Parent Permitted Confidentiality Agreement"); and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.

          (b)   If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than twenty-four (24) hours after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof) and provide a copy of all written materials relating to such Acquisition Proposal or Acquisition Inquiry, including a written summary of all material oral communications made by any Person in connection with such Acquisition Proposal or Acquisition Inquiry, confidentiality agreements and Parent responses. Parent shall keep the Company reasonably informed on a current basis with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry (including any amendment thereto) and the status of any such discussions or negotiations, including by promptly including copies of any additional requests, proposals or offers, including any drafts of proposed agreements and amendments thereto.

          (c)   Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and as soon as practicable after the date of this Agreement and in any event prior to the Closing Date request the destruction or return of any nonpublic information of Parent provided to any Person that Parent has had discussions, negotiations and communications that relate to any Acquisition Proposal or Acquisition Inquiry.

        4.5    Company Non-Solicitation.

          (a)   The Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.5 and subject to compliance with this Section 4.5, prior to obtaining the Required Company Stockholder Vote, the Company may furnish non-public information regarding the Company to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Company Board determines in good faith, after consultation with the Company's outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither the Company nor any of its Representatives shall have breached this Section 4.5 in any material respect; (B) the Company Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (C) at least two (2) Business Days prior to furnishing such nonpublic confidential information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) the Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement (a "Company Permitted Confidentiality Agreement"); and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company (whether or not such Representative is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

          (b)   If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof) and provide a copy of all written materials relating to such Acquisition Proposal or Acquisition Inquiry, including a written summary of all material oral communications made by any Person in connection with such Acquisition Proposal or Acquisition Inquiry, confidentiality agreements and Company responses. The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry(including any amendment thereto) and the status of any such discussions or negotiations, including by promptly including copies of any additional requests, proposals or offers, including any drafts of proposed agreements and amendments thereto.

          (c)   The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and promptly (and in any event within three (3) Business Days) request the destruction or return of any nonpublic information of the Company or any of its Subsidiaries provided to any Person that the Company has had discussions, negotiations and communications that relate to any Acquisition Proposal or Acquisition Inquiry.

        4.6    Notification of Certain Matters.

          (a)   During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company or its Subsidiaries is commenced, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or its Subsidiaries; (iii) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this

  Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in the case of (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 7, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or any of its Subsidiaries contained in this Agreement or the Company Disclosure Schedule for purposes of Sections 6 and 7, as applicable.

          (b)   During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent is commenced, or, to the Knowledge of Parent, threatened against Parent or, to the Knowledge of Parent, any director or officer of Parent; (iii) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent to comply with any covenant or obligation of Parent or Proteon Merger Sub; in the case of (iii) and (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 or 8, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or the Parent Disclosure Schedule for purposes of Sections 6 and 8, as applicable.

        4.7    Potential Divestiture.    Notwithstanding anything in this Agreement to the contrary (but subject to the provisions set forth below in this Section 4.7), Parent shall be entitled to divest the Divestiture Assets; provided, however, that (a) if (i) there are any potential or contingent post-disposition Liabilities of any amount or nature whatsoever for Parent or its Subsidiaries in connection with such disposition or (ii) any such disposition could negatively impact the treatment of the Merger as reorganization under Section 368(a) of the Code, then Parent shall seek the Company's written consent (not to be unreasonable withheld, conditioned or delayed) prior to entering into a definitive agreement for such disposition and (b) Parent shall use reasonable efforts to structure the terms of any Divestiture Transaction so that such Divestiture Transaction is consummated no earlier than five Business Days prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Contemplated Transactions shall not be delayed by or conditioned upon the Divestiture Transaction. For clarity, if the Divestiture Transaction is not completed at or prior to the Effective Time, the Divestiture Assets shall be retained by Parent. Notwithstanding anything in the foregoing provisions of this Section 4.7 express or implied to the contrary, if the Company provides written notice to Parent at any time prior to the Closing Date (the "Company No Divestiture Notice") requesting that Parent not enter into a Divestiture Transaction with respect to any Divestiture Assets prior to the Closing, and if, prior to receipt of the Company No Divestiture Notice, Parent has not given written notice to the Company that Parent has entered into, or promptly after the date of such written notice given by Parent, will be entering into, a binding Contract with a third party for a Divestiture Transaction with respect to any Divestiture Assets (any such written notice by Parent, a "Parent Divestiture Notice"), then, unless otherwise agreed in writing by the Company, Parent shall not be entitled to enter into a binding Contract to effect a Divestiture Transaction that involves any Divestiture Assets subject to the Company No Divestiture Notice.

Section 5.    ADDITIONAL AGREEMENTS OF THE PARTIES

        5.1    Registration Statement; Proxy Statement/Prospectus.

          (a)   As promptly as practicable after the date of this Agreement (but in no event later than 50 days following the date of this Agreement), the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or is first mailed to the Parent stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company or its Subsidiaries to Parent for inclusion in the Registration Statement (including the Company Audited Financial Statements and the Company Interim Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or its Subsidiaries or any of their Representatives in writing specifically for inclusion therein. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by Parent or any of its Representatives specifically for inclusion therein. As soon as reasonably practicable, Parent shall establish a record date for, duly call, give notice of and, as soon as reasonably practicable thereafter, in accordance with Section 5.3, convene the Parent Stockholders' Meeting. Parent shall notify the Company promptly of the receipt of any comments from the SEC or staff of the SEC, for amendments or supplements to the Registration Statement or for additional information and shall supply the Company with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or Proxy Statement/Prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff (and to give the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments to the SEC or its staff) and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Parent's stockholders as promptly as practicable (but within five Business Days) after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party's Affiliates and such Party's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Proteon Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

          (b)   Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger

  (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the applicable record date for determining the holders of Company Capital Stock entitled to notice and to vote pursuant to the Company Stockholder Written Consent.

          (c)   The Company shall reasonably cooperate with Parent and provide, and require its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Each Party will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of such Party's independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to the other Party), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (d)   Prior to filing of the Registration Statement, Parent (and Proteon Merger Sub) and the Company shall use their respective reasonable best efforts to execute and deliver to Cooley LLP ("Cooley") and to Morgan, Lewis & Bockius LLP ("Morgan Lewis") the applicable "Tax Representation Letters" referenced in Section 5.9(d). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, Parent and the Company shall use their respective reasonable best efforts to cause Cooley to deliver to the Company, and to cause Morgan Lewis to deliver to Parent, a Tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(d) and Section 5.9(d).

        5.2    Company Information Statement; Stockholder Written Consent.

          (a)   Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than five (5) Business Days thereafter, the Company shall prepare, with the cooperation of Parent, and commence mailing to its stockholders an information statement, which shall include a copy of the Proxy Statement/Prospectus (the "Information Statement"), to solicit the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote for purposes of (within ten (10) Business Days after the Registration Statement shall have been declared effective) (i) adopting this Agreement and thereby approving the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (collectively, the "Company Stockholder Matters"). Under no circumstances shall the Company, other than with the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), assert that any other approval or consent is necessary by its stockholders to approve the Company Stockholder Matters. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(a) shall be subject to Parent's advance review and reasonable approval (which consent shall not be unreasonably withheld, delayed or conditioned).

          (b)   The Company covenants and agrees that the Information Statement, including any pro forma financial statements included therein (and the letter to stockholders and form of Company

  Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company, at the time of receipt of the Required Company Stockholder Vote and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement or incorporated by reference from the Registration Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the DGCL and the applicable rules and regulations promulgated by the SEC in all material respects (which consent shall not be unreasonably withheld, delayed or conditioned).

          (c)   Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the "Stockholder Notice") to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the applicable rules and regulations promulgated by the SEC and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company's stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(c) shall be subject to Parent's advance review and reasonable approval.

          (d)   The Company agrees that, subject to Section 5.2(e): (i) the Company Board shall recommend that the Company's stockholders vote to approve the Company Stockholder Matters and shall use reasonable best efforts to solicit such approval from each of the Company stockholders necessary to deliver the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company's stockholders vote to adopt and approve this Agreement being referred to as the "Company Board Recommendation"); (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a "Company Board Adverse Recommendation Change"); and (iii) other than a Company Permitted Confidentiality Agreement, neither the Company nor its Affiliates shall enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal, submit any Acquisition Proposal to the vote of any stockholders of the Company or resolve, propose or agree to do any of the foregoing.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the approval of Company Stockholder Matters by the Required Company Stockholder Vote:

              (i)  Company has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board may make a Company Board Adverse Recommendation Change, if and only if: (A) the Company Board determines in good faith, after consultation with Company's outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the Company's stockholders under applicable Law; (B) Company shall have given the Parent prior written notice of its intention to consider making a Company Board Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(g) at least four (4) Business Days prior to making any such Company Board Adverse Recommendation Change or termination (a "Company Determination Notice") (which notice shall not constitute a Company Board Adverse Recommendation Change); and (C) (1) the Company shall have provided to Parent the material terms and conditions and written material relating to the Acquisition Proposal in accordance with Section 4.5(b) , including unredacted copies of the Acquisition Proposal and all other documents related to the Acquisition Proposal, (2) the Company shall have given Parent the four (4) Business Days after the Company Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Board Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(g) would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the Company's stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.2(e)(i) shall also apply to any material change to the facts and circumstances relating to such Acquisition Proposal and require a new Company Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days.

             (ii)  other than in connection with an Acquisition Proposal, the Company Board may make a Company Board Adverse Recommendation Change in response to a Company Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company's outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to Company's stockholders under applicable Law; (B) the Company shall have given Parent a Company Determination Notice at least four (4) Business Days prior to making any such Company Board Adverse Recommendation Change; and (C) (1) Company shall have specified the Company Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the four (4) Business Days after the Company Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in response to such Company Change in Circumstance would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the Company's stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.2(e)(ii) shall also apply to any material change to the facts and circumstances relating to such Company Change in Circumstance and require a new Company Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days.

          (f)    The Company's obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any Company Board Adverse Recommendation Change.

        5.3    Parent Stockholders' Meeting.

          (a)   Promptly after the Registration Statement has been declared effective by the SEC under the Securities Act, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of:

              (i)  the amendment of Parent's certificate of incorporation to effect the Nasdaq Reverse Split;

             (ii)  the issuance pursuant to the Merger and the Private Placement of shares of Parent Capital Stock that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the Merger and the change of control of Parent resulting from the Merger and the Private Placement, in each case pursuant to the Nasdaq rules;

            (iii)  the amendment of Parent's certificate of incorporation to effect the Parent Series A Preferred Automatic Conversion immediately following the consummation of the Private Placement; and

            (iv)  the Parent EIP Amendment (the matters contemplated by the clauses 5.3(a)(i) through (iv) are referred to as the "Parent Common Stockholder Matters," and the matters contemplated by the clauses 5.3(a)(i) through (iii) are referred to as the "Closing Parent Common Stockholder Matters" and such meeting, the "Parent Stockholders' Meeting").

          (b)   The Parent Stockholders' Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act and in any event no later than 50 calendar days thereafter. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders' Meeting, or a date preceding the date on which the Parent Stockholders' Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the required approval of the holders of Parent Common Stock at the Parent Stockholders' Meeting with respect to all of the Parent Common Stockholder Matters, whether or not a quorum would be present at the Parent Stockholders' Meeting or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting, Parent and the Company may mutually agree to postpone or adjourn the Parent Stockholders' Meeting as long as the date of the Parent Stockholders' Meeting is not postponed or adjourned more than an aggregate of twenty (20) consecutive calendar days in connection with such postponement or adjournment.

          (c)   Parent agrees that, subject to Section 5.3(d): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Common Stockholder Matters and shall use commercially reasonable efforts to solicit such approval (the recommendation of the Parent Board with respect to the Parent Common Stockholder Matters being referred to, collectively, as the "Parent Board Recommendation"); (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that holders of Parent Common Stock vote to approve the Parent Common Stockholder Matters; (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not resolve or publicly propose or agree to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (the actions set forth in the foregoing clause (iii), collectively, a "Parent Board Adverse Recommendation Change"); and (iv) other than a Parent Permitted Confidentiality Agreement, neither Parent nor its Affiliates shall enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal, submit any Acquisition Proposal to the vote of any stockholders of Parent or resolve, propose or agree to do any of the foregoing.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the approval of the Parent Common Stockholder Matters by the required vote of the holders of Parent Common Stock at the Parent Stockholders' Meeting:

              (i)  Parent has received a written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.4) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent's outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent's stockholders under applicable Law; (B) Parent shall have given the Company prior written notice of its intention to consider making a Parent Board Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(j) at least four (4) Business Days prior to making any such Parent Board Adverse Recommendation Change or termination (a "Determination Notice") (which notice shall not constitute a Parent Board Adverse Recommendation Change); and (C) (1) Parent shall have provided to the Company the material terms and conditions and written material relating to the Acquisition Proposal in accordance with Section 4.4(b), including unredacted copies of the Acquisition Proposal and all other documents related to the Acquisition Proposal (2) Parent shall have given the Company the four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal and shall have made its Representatives reasonably available to negotiate in good faith with the Company with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Parent Board Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(j) would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent's stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(i) shall also apply to any material change to the facts and circumstances relating to such Acquisition Proposal and require a new Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days.

             (ii)  other than in connection with an Acquisition Proposal, the Parent Board may make a Parent Board Adverse Recommendation Change in response to a Parent Change in Circumstance, if and only if: (A) the Parent Board determines in good faith, after consultation with Parent's outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent's stockholders under applicable Law; (B) Parent shall have given the Company a Determination Notice at least four (4) Business Days prior to making any such Parent Board Adverse Recommendation Change; and (C) (1) Parent shall have specified the Parent Change in Circumstance in reasonable detail, (2) Parent shall have given the Company the four (4) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with the Company with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board shall have determined, in good faith, that the failure to make the Parent Board Adverse Recommendation Change in response to such Parent Change in Circumstance would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent's stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Parent Change in Circumstance and require a new Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days.

          (e)   Subject to Section 9.1(j), Parent's obligation to solicit the approval of the Parent Common Stockholder Matters by the required vote of the holders of Parent Common Stock at the Parent Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any Parent Board Adverse Recommendation Change.

          (f)    Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to the Parent stockholders that is required by applicable Law; provided that Parent shall not effect or disclose pursuant to such rules or Law or otherwise take a position which constitutes, a Parent Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.3.

        5.4    Company Options.

          (a)   At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and the Company mutually agree are appropriate to reflect the substitution of the Company Options by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.4(a) , the conversion of each Company Option (regardless of whether such option qualifies as an "incentive stock option" within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a "modification" of such Company Option for purposes of Section 409A or Section 424 of the Code.

          (b)   Parent shall file with the SEC, reasonably promptly after the Effective Time, a registration statement on Form S-8 (or any successor or alternative form), relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 5.4(a).

          (c)   Prior to the Effective Time, the Company and Parent shall take all actions that may be reasonably necessary (under the Company Plan and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

        5.5    Indemnification of Officers and Directors.

          (a)   The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

          (b)   From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Closing pursuant to any indemnification provisions under the Company's Organizational Documents and pursuant to any indemnification agreements between the Company and such directors and officers, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its directors and officers as of immediately prior to the Closing pursuant to any indemnification provisions under Parent's Organizational Documents and pursuant to any indemnification agreements between Parent and such directors and officers, with respect to claims arising out of matters occurring at or prior to the Effective Time.

          (c)   From and after the Effective Time, Parent shall maintain directors' and officers' liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six (6) year prepaid "tail policy" for the non-cancellable extension of the directors' and officers' liability coverage of Parent's existing directors' and officers' insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (the "D&O Tail Policy"); provided, however, that (i) the D&O Tail Policy shall have a maximum liability coverage of $20,000,000 and a retention of $2,500,000, notwithstanding that Parent's existing directors' and officers insurance policies have a higher maximum liability coverage and a lower retention, and (ii) in no event shall Parent expend for the D&O Tail Policy a one-time premium in excess of three hundred percent (300%) of the annual premium currently paid by Parent for Parent's existing directors' and officers insurance policies; and provided, further, that, if the one-time premium for the D&O Tail Policy exceeds the amount contemplated under clause (ii) above, Parent shall obtain a D&O Tail Policy with the greatest coverage available that is consistent with clause (i) above for a cost not exceeding the amount contemplated under clause (ii) above.

          (d)   From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys' fees, that are incurred by the persons referred to in this Section 5.5 in connection with their successful enforcement of the rights provided to such persons in this Section 5.5.

          (e)   The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent, Proteon Merger Sub and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of such current and former directors and officers, their heirs and their representatives.

          (f)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.5. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.5.

        5.6    Additional Agreements.    The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.6 of the Company Disclosure Schedule) to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

        5.7    Disclosure.    The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party's written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party); (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, and subject to any limitations pursuant to Sections 5.2 or 5.3, issue any such press release or make any such public announcement or statement as may be required by any Law; and (c) a Party need not consult with the other Party in connection with such portion of any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or Parent Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable.

        5.8    Listing.    Parent shall (a) maintain its existing listing on Nasdaq until the Effective Time and obtain approval of the listing of the combined corporation on Nasdaq; (b) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions (including, without limitation, the Parent Series A Preferred Automatic Conversion), and to cause such shares to be approved for listing (subject to official notice of issuance); (c) to effect the Nasdaq Reverse Split; and (d) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the "Nasdaq Listing Application"), which Nasdaq Listing Application shall be prepared by the Company, and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. All Nasdaq fees associated with the Nasdaq Listing Application and the Nasdaq Reverse Split, if any (the "Nasdaq Fees") shall be borne by the Company. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.8.

        5.9    Tax Matters.

          (a)   For United States federal income Tax purposes, (i) the Parties desire that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code (the "Intended Tax Treatment"), and (ii) this Agreement is intended to be, and is hereby adopted as, a "plan of reorganization" for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, Proteon Merger Sub and the Company are parties under Section 368(b) of the Code.

          (b)   The Parties acknowledge and agree that each has relied upon the advice of its own tax advisors in connection with the Merger and the Contemplated Transactions and that none of Parent, Company and Proteon Merger Sub makes any representation or warranty as to the Intended Tax Treatment.

          (c)   The Parties shall use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

          (d)   The Company shall use its reasonable best efforts to deliver to Cooley and Morgan Lewis a "Tax Representation Letter," dated as of the date of the Tax opinions referenced in Section 5.1(d) and signed by an officer of the Company, containing representations of the

  Company, and Parent (and Proteon Merger Sub) shall use their reasonable best efforts to deliver to Cooley and Morgan Lewis a "Tax Representation Letter," dated as of the date of the Tax opinions referenced in Section 5.1(d) and signed by an officer of Parent (and Proteon Merger Sub), containing representations of Parent (and Proteon Merger Sub), in each case as shall be reasonably necessary or appropriate to enable Cooley and Morgan Lewis to render the applicable tax opinions described in Section 5.1(d).

        5.10    Legends.    Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equity holders of the Company who may be considered "affiliates" of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

        5.11    Directors and Officers.    The Parties shall take all necessary action, including by adopting resolutions and amending its Organizational Documents, so that effective as of the Effective Time, (a) the Parent Board is comprised of seven (7) members, with five (5) such members designated by the Company, one (1) such member designated by Parent, and one (1) such member being the Chief Executive Officer of Parent following the Effective Time and (b) the Persons listed in Exhibit C under the heading "Officers" are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit C is unable or unwilling to serve as an officer of Parent or the Surviving Corporation, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. The Persons listed in Exhibit C under the heading "Board Designees—Company" shall be the Company's designees pursuant to clause (a) of this Section 5.11 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who are reasonably acceptable to Parent) and the Person listed in Exhibit C under the heading "Board Designee—Parent" shall be Parent's designee pursuant to clause (a) of this Section 5.11 (which Person shall be an "independent director" under Nasdaq Stock Market Rule 5605 and may be changed by Parent at any time prior to the Closing by written notice to the Company to include a different board designee who is reasonably acceptable to the Company, so long as any such substitute would be an "independent director" under Nasdaq Stock Market Rule 5605).

        5.12    Termination of Certain Agreements and Rights.    The Company shall cause any Investor Agreements (excluding the Company Stockholder Support Agreements and Company Lock-up Agreements) to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

        5.13    Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to purchase Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least thirty (30) calendar days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Common Stock owned by such individual and expected to be converted into shares of Parent Common Stock, restricted stock awards to purchase Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

        5.14    Cooperation.    Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

        5.15    Allocation Certificates.

          (a)   The Company will prepare and deliver to Parent at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (i) each holder of Company Common Stock and Company Options; (ii) such holder's name and address; (iii) the number and type of Company Common Stock held and/or underlying the Company Options as of the immediately prior to the Effective Time for each such holder; and (iv) the number of shares of Parent Common Stock to be issued to such holder, or to underlie any Parent Option to be issued to such holder, pursuant to this Agreement in respect of the Company Common Stock or Company Options held by such holder as of immediately prior to the Effective Time (the "Allocation Certificate").

          (b)   Parent will prepare and deliver to the Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Interim Chief Financial Officer or President of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time (after giving effect to the Nasdaq Reverse Split and the Parent Series A Preferred Automatic Conversion assuming, solely for purposes of such certificate, that the Parent Series A Preferred Automatic Conversion is effected immediately prior to the Effective Time) (i) each record holder of Parent Common Stock or Parent Options; and (ii) such record holder's name and address (the "Parent Outstanding Shares Certificate").

        5.16    Company Financial Statements.    As promptly as reasonably practicable following the date of this Agreement (i) the Company will furnish to Parent audited financial statements for the fiscal years ended 2017 and 2018 for inclusion in the Proxy Statement/Prospectus and the Registration Statement (the "Company Audited Financial Statements") and (ii) the Company will furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the "Company Interim Financial Statements"), each such Company Interim Financial Statements to be furnished to Parent no later than forty-five (45) days following the end of the interim period to which such Company Interim Financial Statements relate. Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement/Prospectus and the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders' equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

        5.17    Takeover Statutes.    If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

        5.18    Stockholder Litigation.    Parent shall conduct and control the defense and settlement of any stockholder litigation against Parent or any of its directors relating to this Agreement or the

Contemplated Transactions; provided, that, any settlement and any cost and expenses in relation thereto (or a reasonable estimate agreed by the parties hereto for potential settlement and any cost and expenses in relation thereto) that cannot be paid in full out of Parent Net Cash (disregarding the deduction in item (vi) in such definition solely for this purpose) prior to the Effective Time shall be subject to the prior written consent of the Company (provided that such consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, prior to the Closing, Parent shall give the Company the opportunity to consult with Parent in connection with the defense of any such stockholder litigation, in good faith take any comments of the Company into account with respect to such stockholder litigation, give the Company the right to review and comment in advance on all material filings or responses to be made by Parent in connection with any such stockholder litigation, give the Company the right to participate in such stockholder litigation and shall keep the Company apprised of any material developments in connection with any such stockholder litigation.

        5.19    [Intentionally Omitted]

        5.20    Parent Options.

          (a)   Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Parent Option (other than the Parent Consultant Options and any Parent Options held by the Person listed in Exhibit C under the heading "Board Designee—Parent"), whether vested or unvested, shall be cancelled effective as of immediately prior to the Effective Time in accordance with the Parent Stock Plans.

          (b)   Prior to the Closing, Parent shall take all actions that may be necessary (under the Parent Stock Plans and otherwise) to effectuate the provisions of this Section 5.20.

        5.21    Company Lock-Up.    Only to the extent not obtained at or prior to the date of this Agreement, the Company shall use commercially reasonable efforts to obtain execution of a Lock-Up Agreement from each officer and director of the Company and each stockholder of the Company (other than those stockholders listed on Section A-2 of the Company Disclosure Schedule) expected to own more than two percent (2%) of the outstanding Parent Common Stock after the Closing and the consummation of the Private Placement.

        5.22    Parent Lock-Up.    Only to the extent not obtained at or prior to the date of this Agreement, Parent shall use commercially reasonable efforts to obtain execution of a Lock-Up Agreement from each person listed on Section A-2 of the Parent Disclosure Schedule.

        5.23    Employee Benefits.

          (a)   Except for the Company Plans, following the Closing, the Company Benefit Plans shall remain in full and force and effect and shall not be terminated or discontinued in connection with or following the Closing.

          (b)   Prior to the Closing Date, and subject to any applicable law, Parent shall, and shall cause its Subsidiaries to, terminate the employment and service, as applicable, of each employee, independent contractor, officer or director of Parent, any of its Subsidiaries or any Affiliate of Parent (each, a "Parent Associate"), other than the service of any current member of the Parent Board that is designated by Parent pursuant to Section 5.11 to serve as a member of the Parent Board after the Effective Time (all Parent Associates whose employment or service is terminated pursuant to the foregoing provisions of this Section 5.23(b) are hereinafter referred to, collectively, as the "Terminated Parent Associates"), such that Parent and its Subsidiaries shall have no Parent Associate in their employ or service, as applicable, as of the Closing Date, other than any such current member of the Parent Board that is designated by Parent pursuant to Section 5.11 to serve as a member of the Parent Board after the Effective Time. Parent shall, and shall cause any of its

  Subsidiaries to, terminate the employment and service of each the Parent Associate to be terminated pursuant to this Section 5.23(b) in full compliance with applicable laws, regulations, and contractual agreements, and shall provide the Company with evidence that all Parent Associates have been terminated in accordance with this Section 5.23 and its subparts by no later than the Closing Date.

          (c)   As a condition to the payment or provision of any change of control, retention, notice, severance, termination or similar payments or obligations, bonuses, accrued vacations or paid time off, accelerated vesting and other payments or benefits (including COBRA costs) owed to or to be paid or provided to a Terminated Parent Associate and prior to the Closing Date, Parent shall obtain from each Terminated Parent Associate an effective general release of all known and unknown claims, in the form made available to the Company prior to the date of this Agreement, and effective as of the Closing Date. Prior to the Closing Date, Parent shall, and cause any of its Subsidiaries to, comply with all of the requirements of the WARN Act and any applicable state laws or other legal requirements regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Body, and any other requirements under applicable laws equivalent with respect to the Terminated Parent Associates.

          (d)   Section 5.23(d) of the Parent Disclosure Schedule sets forth, with respect to each Terminated Parent Associate and each Parent Associate whose employment or service may be terminated on or prior to the Closing (collectively, the "Former Parent Associates"), Parent's good faith estimate of the amount of any change of control, retention, notice, severance, termination or similar payments or obligations, bonuses, accrued vacations or paid time off, accelerated vesting and other payments or benefits (including COBRA costs) owed to or to be paid or provided to each Former Parent Associate that will be included or will be required to be included in the Parent Cash Calculation. To the extent required to be paid prior to the Closing, Parent shall cause all such change of control, retention, notice, severance, termination or similar payments or obligations, accelerated vesting, bonuses, accrued vacation and/or paid time off, and other payments or benefits (including COBRA costs) to be paid and satisfied in full such that Parent, the Surviving Corporation, the Parent and any of their Affiliates shall not have any Tax or other Liability with respect to the Former Parent Associates on or following the Effective Time.

          (e)   If requested by the Company prior to the Closing, Parent shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Parent Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a "Parent 401(k) Plan"). If Parent is required to terminate any Parent 401(k) Plan pursuant to this Section 5.23(e), Parent shall provide to the Company no later than five (5) Business Days prior to the Closing Date written evidence of the adoption by the Parent Board (and/or other relevant governing body) of resolutions authorizing the termination of such Parent 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of the Company). Parent also shall take such other actions in furtherance of terminating such Parent 401(k) Plan as the Company may reasonably request.

          (f)    The provisions of this Section 5.23 are for the sole benefit of Parent, the Company and their respective Subsidiaries, and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or rights to continued employment or service with the Company or the Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan or Parent Benefit Plan, or (iii) limit the ability of the Parent to terminate the employment of any employees of the Company after the Closing.

        5.24    Nasdaq Reverse Split.    Parent and the Company shall use reasonable best efforts to mutually agree upon the actual reverse stock split ratio to be determined in accordance with the definition of "Nasdaq Reverse Split."

Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

        The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

        6.1    Effectiveness of Registration Statement.    The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

        6.2    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

        6.3    Stockholder Approval.    (a) Parent shall have obtained the Required Parent Stockholder Vote on the Closing Parent Common Stockholder Matters and (b) the Company shall have obtained the Required Company Stockholder Vote.

        6.4    Listing.    The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, the approval of the listing on Nasdaq of additional shares of Parent Common Stock to be issued pursuant to the Parent Series A Preferred Automatic Conversion shall have been obtained and the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

        6.5    Filing of Parent Pre-Effective Time Charter Amendment.    Parent shall have filed the Parent Pre-Effective Time Charter Amendment with the Secretary of State of the State of Delaware and, upon and by virtue of such filing, (i) the Nasdaq Reverse Split shall have been effected and consummated, and (ii) the Parent Series A Preferred Automatic Conversion shall become effective and shall be consummated immediately following the consummation of the Private Placement.

Section 7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND PROTEON MERGER SUB

        The obligations of Parent and Proteon Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

        7.1    Accuracy of Representations.    The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

        7.2    Performance of Covenants.    The Company shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

        7.3    Documents.    Parent shall have received the following documents, each of which shall be in full force and effect:

          (a)   a certificate executed by the Chief Executive Officer of the Company (the "Company Certificate") certifying (i) that the conditions set forth in Sections 7.1, 7.2, 7.5, and 7.6 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.15 is true and accurate in all respects as of the Closing Date; and

          (b)   the Allocation Certificate.

        7.4    FIRPTA Certificate.    Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent.

        7.5    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

        7.6    Termination of Investor Agreements.    The Investor Agreements shall have been terminated.

        7.7    Company Lock-Up Agreements.    Parent shall have received the Company Lock-Up Agreements duly executed by each officer and director of the Company and by each stockholder of the Company (other than the stockholders listed on Section A-2 of the Company Disclosure Schedules) expected to own more than two percent (2%) of the outstanding Parent Common Stock after the Closing and the consummation of the Private Placement, and each of such Company Lock-Up Agreements shall be in full force and effect.

        7.8    Dissenting Shares.    No more than 1% of the Company Common Stock outstanding shall be Dissenting Shares.

        7.9    Private Placement.    The Subscription Agreement and each other definitive agreement in connection with the Private Placement shall be in full force and effect; each party (other than Parent) to the Subscription Agreement and each such other definitive agreement shall be ready, able and willing to consummate the transactions contemplated under the Subscription Agreement and each such other definitive agreement in accordance with their respective terms; all of the conditions precedent (other than (i) the consummation of the Merger at the Effective Time and (ii) Section 7.01(l)(Board Composition; CEO Appointment) under the Subscription Agreement, provided that, for purposes of this clause (ii), no event or circumstance shall have occurred that would reasonably be expected to cause or that otherwise indicates that the condition precedent in Section 7.01(l) of the Subscription Agreement shall not be satisfied) to the obligation of the parties to the Subscription Agreement and each such other definitive agreement to consummate the Private Placement and the other transactions contemplated under the Subscription Agreement and each such other definitive agreement shall have been satisfied or waived, and, at Parent's request, Parent shall have been provided with documentation that all of such conditions precedent shall have been so satisfied or waived and that the Private Placement will be consummated immediately after the Effective Time; and upon consummation of the Private Placement in accordance with the terms of the Subscription Agreement and each such other definitive agreement, Parent shall receive gross proceeds from the Private Placement in an amount not less than $40,000,000.

Section 8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

        8.1    Accuracy of Representations.    The representations and warranties of Parent and Proteon Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

        8.2    Performance of Covenants.    Parent and Proteon Merger Sub shall have performed or complied with, in all material respects, all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

        8.3    Documents.    The Company shall have received the following documents, each of which shall be in full force and effect:

          (a)   a certificate executed by the President or Chief Financial Officer of Parent (the "Parent Certificate") certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.8 and 8.11 have been duly satisfied and (ii) as to the Divestiture Transactions, including that the transactions contemplated thereby are anticipated to be consummated concurrently with the Closing and as to the amount of aggregate proceeds thereof.

          (b)   the Parent Outstanding Shares Certificate; and

          (c)   a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors of Parent after the Closing pursuant to Section 5.11 hereof.

        8.4    No Parent Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

        8.5    Private Placement.    The Subscription Agreement and each other definitive agreement in connection with the Private Placement shall be in full force and effect; each party to the Subscription Agreement and each such other definitive agreement shall be ready, able and willing to consummate the transactions contemplated under the Subscription Agreement and each such other definitive agreement in accordance with their respective terms; all of the conditions precedent (other than (i) the consummation of the Merger at the Effective Time and (ii) Section 7.01(l)(Board Composition; CEO Appointment) under the Subscription Agreement, provided that, for purposes of this clause (ii), no event or circumstance shall have occurred that would reasonably be expected to cause or that otherwise indicates that the condition precedent in Section 7.01(l) (Board Composition; CEO Appointment) of the Subscription Agreement shall not be satisfied) to the obligation of the parties to the Subscription Agreement and each such other definitive agreement to consummate the Private Placement and the other transactions contemplated under the Subscription Agreement and each such other definitive agreement shall have been satisfied or waived, and, at the Company's request, the Company shall have been provided with documentation that all of such conditions precedent shall have been so satisfied or waived and that the Private Placement will be consummated immediately after the Effective Time; and upon consummation of the Private Placement in accordance with the terms of the Subscription Agreement and each such other definitive agreement, Parent shall receive gross proceeds from the Private Placement in an amount not less than $40,000,000.

        8.6    Parent Lock-up Agreements.    The Company shall have received the Parent Lock-Up Agreements duly executed by each person listed on Section A-2 of the Parent Disclosure Schedule, and each of such Parent Lock-Up Agreements shall be in full force and effect.

        8.7    Board of Directors.    Parent shall have caused the Parent Board to be constituted as set forth in Section 5.11 of this Agreement effective as of the Effective Time.

        8.8    Satisfaction of Liabilities.    Parent has satisfied all of its Liabilities with respect to the matters set forth on Section 3.9 of the Parent Disclosure Schedule and the Company has received payoff letters of other proof of payment evidencing the satisfaction of such Liabilities and authorization of release of any Encumbrances related to such Liabilities, in form and substance reasonably satisfactory to the Company.

        8.9    Termination of Contracts; Acknowledgment.    Company has received evidence, in form and substance satisfactory to it, that all Parent Contracts listed on Schedule 8.9 have been terminated, assigned or fully performed by Parent and all obligations of Parent thereunder have been fully satisfied, waived or otherwise discharged, including any work or purchase orders, statement of work or verbal agreement.

        8.10    Parent Net Cash.    As of the Closing Date, Parent Net Cash is equal to or greater than $0.

        8.11    Parent Series A Preferred Stockholder Matters.    The Parent Series A Preferred Stockholder Matters shall have been approved by the required vote as described in Section 3.4(a).

Section 9.    TERMINATION

        9.1    Termination.    This Agreement may be terminated prior to the Effective Time (whether before or after the Required Parent Stockholder Vote and/or the Required Company Stockholder Vote has been obtained, unless otherwise specified below):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company if the Contemplated Transactions shall not have been consummated by January 31, 2020 (subject to possible extension as provided in this Section 9.1(b), the "End Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party's action or failure to act has been a principal cause of the failure of the

  Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days by written notice to the other the Party; provided, further, however, that, in the event an adjournment or postponement of the Parent Stockholders' Meeting has occurred as permitted pursuant to Section 5.3(b) and such adjournment or postponement continues through the End Date, then the End Date shall automatically extend until the date that is 10 calendar days following such adjournment or postponement;

          (c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

          (d)   by Parent if the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote shall not have been obtained within ten (10) Business Days after the Registration Statement has become effective in accordance with the provisions of the Securities Act; provided, however, that once the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

          (e)   by either Parent or the Company if (i) the Parent Stockholders' Meeting (including, if applicable, the adjournment or postponement thereof as permitted pursuant to Section 5.3(b)) shall have been held and completed and the holders of Parent Common Stock shall have taken a final vote on the Parent Common Stockholder Matters and (ii) the Closing Parent Common Stockholder Matters shall not have been approved at the Parent Stockholders' Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the approval of the Closing Parent Common Stockholder Matters at the Parent Stockholders' Meeting by the Required Parent Stockholder Vote has been caused by the action or failure to act of Parent or Proteon Merger Sub and such action or failure to act constitutes a material breach by Parent or Proteon Merger Sub of this Agreement;

          (f)    by the Company (at any time prior to Parent obtaining the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

          (g)   by Parent (at any time prior to the Company obtaining the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

          (h)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Proteon Merger Sub or if any representation or warranty of Parent or Proteon Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent's or Proteon Merger Sub's representations and warranties or breach by Parent or Proteon Merger Sub is curable by the End Date by Parent or Proteon Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent or Proteon Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Proteon Merger Sub is cured prior to such termination becoming effective);

          (i)    by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

          (j)    by Parent, at any time prior to obtaining the Required Parent Stockholder Vote and following compliance with all of the requirements set forth in the proviso to this Section 9.1(j), if (i) Parent has received a Superior Offer, (ii) Parent has complied with its obligations under Section 4.4 and Section 5.3, (iii) Parent concurrently terminates this Agreement and enters into a Permitted Alternative Agreement and (iv) Parent shall concurrently pay to the Company the amount set forth in Section 9.3(d).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

        9.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 5.7, Section 9.3, Section 10 and the definitions of the defined terms in such sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. "Willful Breach" means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

        9.3    Expenses; Termination Fees.

          (a)   Except as set forth in this Section 9.3, whether or not the Merger is consummated, (i) all Parent Transaction Expenses shall be paid by Parent (or on behalf of Parent) at or prior to the Closing and (ii) all Company Transaction Expenses shall be paid by the Company at or prior to Closing; provided, however, that Parent and the Company shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC. It is understood and agreed that all fees and expenses incurred or to be incurred by the Company in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company in cash at or prior to the Closing.

          (b)   If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(e), or this Agreement is terminated by the Company pursuant to Section 9.1(b), (ii) at any time after the date of this Agreement and prior to the Parent Stockholders' Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been withdrawn) and (iii) within 12 months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Parent shall pay to the Company, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $750,000.

          (c)   If this Agreement is terminated by the Company pursuant to Section 9.1(f), then Parent shall pay to the Company, a nonrefundable fee in an amount equal to $750,000 within three (3) Business Days of such termination.

          (d)   If this Agreement is terminated by Parent pursuant to Section 9.1(j), then Parent shall pay to the Company, concurrent with such termination, a nonrefundable fee in an amount equal to $750,000.

          (e)   If (i) this Agreement is terminated by Parent pursuant to Section 9.1(d), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn), and (iii) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $750,000.

          (f)    If (i) this Agreement is terminated by Parent pursuant to Section 9.1(g), and (ii) an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to Company or the Company Board after the date of this Agreement but prior to the termination of this Agreement, and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to any Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $750,000.

          (g)   If this Agreement is terminated (i) by the Company pursuant to Section 9.1(h), then Parent shall pay to the Company an amount equal to the Company's documented out-of-pocket expenses incurred in connection with this Agreement and the Contemplated Transactions up to an aggregate of $350,000 within five (5) Business Days of terminating this Agreement, (ii) by Parent pursuant to Section 9.1(i), then the Company shall pay to Parent an amount equal to Parent's documented out-of-pocket expenses incurred in connection with this Agreement and the Contemplated Transactions up to an aggregate of $350,000 within five (5) Business Days of terminating this Agreement.

          (h)   Any fee payable by the Company or Parent under Section 9.2 or this Section 9.3 shall be paid when due by wire transfer pursuant to written instructions provided by the Party being paid. If a Party fails to pay when due any amount payable by it under Section 9.2 or this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under Section 9.2 and this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the "prime rate" (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

          (i)    The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) the other Party and its respective Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) the other Party and its respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(i) shall limit the rights of any Party under Section 10.11.

          (j)    Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without such agreements, the Parties would not enter into this Agreement, and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

Section 10.    MISCELLANEOUS PROVISIONS

        10.1    Non-Survival of Representations and Warranties.    The representations and warranties of the Company, Parent and Proteon Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

        10.2    Amendment.    This Agreement may be amended with the approval of the respective boards of directors of the Company, Proteon Merger Sub and Parent at any time (whether before or after obtaining the Required Parent Stockholder Vote and the Required Company Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party's stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Proteon Merger Sub and Parent.

        10.3    Waiver.

          (a)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission.    This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

        10.5    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8; and (f) irrevocably and unconditionally waives the right to trial by jury.

        10.6    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        10.7    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party's rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party's prior written consent shall be void and of no effect.

        10.8    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

        if to Parent or Proteon Merger Sub:

    Proteon Therapeutics, Inc.
    200 West Street
    Waltham, Massachusetts 02451
    Attention: Chief Executive Officer
    Email: ceo@proteontx.com

        with a copy (which shall not constitute notice) to:

    Morgan, Lewis & Bockius LLP
    One Federal Street
    Boston, Massachusetts 02210
    Attention: Julio E. Vega
    Email: julio.vega@morganlewis.com

        if to the Company:

    ArTara Therapeutics
    1 Little W 12th Street
    New York, NY 10014
    Attention: Jesse Shefferman
    Email: jesse.shefferman@artaratx.com

        with a copy (which shall not constitute notice) to:

    Cooley LLP
    500 Boylston Street, 14th Floor
    Boston, MA 02116-3736
    Attention: Ryan Sansom
    Email: rsansom@cooley.com

        10.9    Cooperation.    Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

        10.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        10.11    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

        10.12    No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the directors and officers to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.13    Certain Acknowledgements.

          (a)   Each Party acknowledges that, except as set forth in Section 2 hereof or in the Company Certificate, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed, and except as set forth in Section 3 or in the Parent Certificate, Parent and Proteon Merger Sub make no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

          (b)   The Company acknowledges and agrees that, except for the representations and warranties of Parent and Proteon Merger Sub set forth in Section 3 or in the Parent Certificate, none of the Company or any of its Representatives is relying on any other representation or warranty of Parent or any other Person made outside of Section 3 and the Parent Certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions. Parent and Proteon Merger Sub acknowledge and agree that, except for the representations and warranties of the Company set forth in Section 2 or in the Company Certificate, none of Parent, Proteon Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 and the Company Certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

        10.14    Construction.

          (a)   References to "cash," "dollars" or "$" are to U.S. dollars.

          (b)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (c)   The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

          (d)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (e)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

          (f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations, and statutory instruments issued or related to such legislations.

          (g)   The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          (h)   The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

          (i)    Each of "delivered" or "made available" means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is one (1) Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC's Electronic Data Gathering Analysis and Retrieval system.

          (j)    Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

[Remainder of page intentionally left blank; signatures follow on next page]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PROTEON THERAPEUTICS, INC.
By:	/s/ TIMOTHY P. NOYES
	Name:	Timothy P. Noyes
	Title:	President and Chief Executive Officer
REM 1 ACQUISITION, INC.
By:	/s/ TIMOTHY P. NOYES
	Name:	Timothy P. Noyes
	Title:	President and Chief Executive Officer
ARTARA THERAPEUTICS, INC.
By:	/s/ JESSE SHEFFERMAN
	Name:	Jesse Shefferman
	Title:	Chief Executive Officer

 EXHIBIT A

CERTAIN DEFINITIONS

        (a)   For purposes of this Agreement (including this Exhibit A):

        "Acquisition Inquiry" means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company or any of its Affiliates, on the one hand, or Parent or any of its Affiliates, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

        "Acquisition Proposal" means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

        "Acquisition Transaction" means any transaction or series of related transactions (other than the Contemplated Transactions) involving:

            (i)  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

           (ii)  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole (excluding any Divestiture Transaction).

        "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" means this Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

        "Business Day" means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

        "Cash and Cash Equivalents" means all (a) cash and cash equivalents and (b) marketable securities, in each case determined in accordance with GAAP, in a manner consistently applied in the Parent Audited Financial Statement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Associate" means any current or former employee, independent contractor, officer or director of the Company or its Subsidiaries.

        "Company Board" means the board of directors of the Company.

        "Company Capital Stock" means the Company Common Stock, including exchangeable common stock of the Company.

        "Company Change in Circumstance" means a change in circumstances (other than an Acquisition Proposal, any events, changes or circumstances relating to Parent, Proteon Merger Sub or any of their Subsidiaries or the mere fact that the Company meets, exceeds, or falls short of any internal or analysts' published projections, estimates or predictions of revenue, earnings or other financial or operating metrics for an period on or after the date hereof) that affects the business, assets or operations of the Company and its Subsidiaries (taken as a whole) that occurs or arises after the date of this Agreement that was neither known nor reasonably foreseeable by the Company Board as of, or prior to, the date of this Agreement, nor known nor reasonably foreseeable by the officers of the Company as of, or prior to, the date of this Agreement.

        "Company Common Stock" means the Common Stock, $0.0001 par value per share, of the Company, including exchangeable common stock as set forth in Section 2.6 of the Company Disclosure Schedule.

        "Company Contract" means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

        "Company ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) that is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

        "Company IP" means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company or its Subsidiaries.

        "Company Material Adverse Effect" means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business, economic or political conditions affecting the industry in which the Company and its Subsidiaries operate, (b) any natural disaster or any acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the failure of the Company to meet internal or analysts' expectations or projections or the results of operations of the Company, (e) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or relating to any such programs or studies, (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (h) resulting from the taking of any action, or the failure to take any action, by the Company that is required to be taken or not taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

        "Company Options" means options or other rights to purchase shares of Company Common Stock issued by the Company.

        "Company Plans" means the 2017 Equity Incentive Plan of the Company, as amended.

        "Company Transaction Expenses" means all fees and expenses incurred at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement for which the Company is liable, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors for which the Company is liable, including, without limitation, for preparation of the Registration Statement, Proxy Statement/Prospectus, Information Statement, and any amendments and supplements to any of the foregoing, preparing responses to any SEC comments, and drafting any charter amendments (and in each case, the related disclosure required in the Registration Statement, Proxy Statement/Prospectus and Information Statement); (b) fifty percent (50%) of (i) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement/Prospectus, and any amendments and supplements thereto with the SEC; (ii) all fees and expenses incurred in relation to the printing and mailing of the Registration Statement, the Proxy Statement/Prospectus (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; and (iv) any fees and expenses incurred by Computershare Trust Company, N.A., Parent's transfer agent, and a proxy solicitor reasonably acceptable to the Company, in connection with the filing and distribution of the Registration Statement, the Proxy Statement/Prospectus and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (b)(i) above); (c) one hundred percent (100%) of the Nasdaq Fees; (d) one hundred percent (100%) of the fees and expenses (including reasonable fees and disbursements of counsel) in connection with the registration, qualification or exemption from registration or qualification (as well as any filings and filing fees in connection therewith) under the securities law of any State of the United States in connection with the offer, sale or issuance of shares of Parent Common Stock to any holder of Company Capital Stock pursuant to the Merger; and (e) one hundred percent (100%) of all fees and expenses in relation to the printing and mailing of the Information Statement. Company Transaction Expenses shall also include all fees and expenses incurred by Parent or the Company at or prior to the Effective Time in connection with the Private Placement and the Subscription Agreement, including, without limitation, (1) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of Parent or the Company, including, without limitation, for preparation, negotiation, execution and delivery of the Subscription Agreement and each other definitive agreement in connection with the Private Placement and the consummation of the Private Placement and any other transaction contemplated under the Subscription Agreement and each such other definitive agreement, and any amendments and supplements to any of the foregoing, (2) any fees and expenses incurred by Computershare Trust Company, N.A., Parent's transfer agent, in connection with the Private Placement; (3) one hundred percent (100%) of the Nasdaq Fees in connection with the Private Placement; and (4) one hundred percent (100%) of the fees and expenses (including reasonable fees and disbursements of counsel) in connection with the registration, qualification or exemption from registration or qualification (as well as any filings and filing fees in connection therewith) under the securities law of any State of the United States in connection with the offer, sale or issuance of shares of Parent Capital Stock pursuant to the Private Placement.

        "Company Triggering Event" shall be deemed to have occurred if: (a) the Company shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document relating to any Acquisition Proposal; or (d) the Company, or any director or officer of the Company, shall have willfully and intentionally breached the provisions set forth in Section 4.5.

        "Company Unaudited Interim Balance Sheet" means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 14, 2019 provided to Parent prior to the date of this Agreement.

        "Confidentiality Agreement" means the non-disclosure and confidentiality agreement, dated as of April 23, 2019 between the Company and Parent.

        "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "Contemplated Transactions" means the Merger, the Parent Series A Preferred Automatic Conversion, the Nasdaq Reverse Split, and the other transactions and actions contemplated by this Agreement.

        "Contract" means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Divestiture Assets" means Parent IP, quantities of vonapanitase owned or held by or on behalf of Parent and other assets of Parent, in each case only if and to the extent necessary or useful to the development, manufacture, use or commercialization of pharmaceutical products for the treatment of peripheral arterial disease. "Divestiture Assets" shall not include (i) any of Parent's assets (including, without limitation, Parent IP and Parent's know-how and confidential information) used by Parent in its research and development programs (other than Parent's vonapanitase research and development program for the treatment of peripheral arterial disease (the "PAD Program")), (ii) Parent Contracts that pertain to Parent's research and development programs other than the PAD Program, (iii) pre-clinical data and clinical data generated pursuant to Parent's research and development programs other than the PAD Program, in the case of each of items referred to in the foregoing clauses (i) through (iii), such items shall be excluded from the Divestiture Assets only if and to the extent that such items are not necessary or useful to the development, manufacture, use or commercialization of pharmaceutical products for the treatment of peripheral arterial disease.

        "Divestiture Transactions" means transactions pursuant to which Parent shall sell, assign, convey, license or otherwise transfer the Divestiture Assets on or prior to the Closing Date pursuant to bona fide arms' length transaction documents.

        "Effect" means any effect, change, event, circumstance, or development.

        "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Enforceability Exceptions" means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        "Entity" means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

        "Environmental Law" means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water,

land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Ratio" means, subject to Section 1.5(g), the following ratio (rounded to six decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

  •
  "Adjusted Parent Valuation" means the Parent Base Valuation Amount, plus the amount (if any) by which the Parent Net Cash as finally determined pursuant to Section 1.12 (Calculation of Parent Net Cash) (the "Final Parent Net Cash") exceeds the upper limit of the Target Parent Net Cash Range or minus the amount (if any) by which the Final Parent Net Cash is less than the lower limit of the Target Parent Net Cash Range; provided, for the avoidance of doubt, that if the Final Parent Net Cash is within the Target Parent Net Cash Range (including in the event the Final Parent Net Cash equals either the upper limit or lower limit of the Target Parent Net Cash Range), then no adjustment shall be made and the Adjusted Parent Valuation shall equal the Parent Base Valuation Amount.

  •
  "Aggregate Valuation" means the sum of (a) the Company Valuation, plus (b) the Adjusted Parent Valuation.

  •
  "Company Allocation Percentage" means an amount, expressed as a percentage, equal to 1.00 minus the Parent Allocation Percentage (expressed as a decimal rounded to six decimal places).

  •
  "Company Merger Shares" means the product (rounded down to the nearest whole number) of (i) the Post-Closing Parent Shares multiplied by (ii) the Company Allocation Percentage (expressed as a decimal rounded to six decimal places).

  •
  "Company Outstanding Shares" means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to, and as-exercised or as-issued for, Company Common Stock basis, assuming, without limitation or duplication, (i) the exercise of all Company Options outstanding immediately prior to the Effective Time (whether then vested or unvested, exercisable or not exercisable) and (ii) the issuance immediately prior to the Effective Time of all shares of Company Capital Stock issuable in respect of either (1) any and all other options, warrants or rights outstanding immediately prior to the Effective Time (whether then vested or unvested, exercisable or not exercisable), or (2) any and all options, warrants or rights triggered by or associated with the consummation of the Merger (whether then vested or unvested, exercisable or not exercisable).

  •
  "Company Valuation" means $20,000,000.

  •
  "Parent Allocation Percentage" means the quotient determined by dividing (i) the Adjusted Parent Valuation by (ii) the Aggregate Valuation.

  •
  "Parent Base Valuation Amount" is $7,250,000.

  •
  "Parent Outstanding Shares" means, subject to Section 1.5(g) and the Nasdaq Reverse Split, the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time determined on a fully-diluted, as-converted to, and as-exercised for, Parent Common Stock basis after giving effect to the Parent Series A Preferred Automatic Conversion (assuming, solely for purposes of this definition of "Parent Outstanding Shares", that the Parent Series A Preferred Automatic Conversion is effected immediately prior to the Effective Time and after giving effect to the Nasdaq Reverse Split) and assuming, without limitation or duplication, (i) the exercise of all Parent Options outstanding immediately prior to the Effective Time (whether then vested or unvested and/or exercisable or not exercisable), but only to the extent that such Parent Options are not cancelled or terminated at the Effective Time or otherwise and are not exercised prior to the Effective Time, and (ii) the issuance immediately prior to the Effective Time of all shares of Parent Common Stock issuable in respect of either (1) any and all other options, warrants or rights outstanding immediately prior to the Effective Time (whether then vested or unvested, exercisable or not exercisable), but only to the extent that such other options, warrants or rights are not cancelled or terminated at or prior to the Effective Time pursuant to the terms thereof or otherwise and are not exercised prior to the Effective Time, or (2) any and all options, warrants or rights triggered by or associated with the consummation of the Merger (whether vested or unvested, exercisable or not exercisable), but only to the extent that such options, warrants or rights are not cancelled or terminated at or prior to the Effective Time pursuant to the terms thereof or otherwise and are not exercised prior to the Effective Time.

  •
  "Post-Closing Parent Shares" means the quotient (rounded down to the nearest whole number) determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage (expressed as a decimal rounded to six decimal places).

  •
  "Target Parent Net Cash Range" means an amount of Parent Net Cash that is not less than $2,950,000 and not greater than $3,550,000; provided that (a) if the initial filing of the Registration Statement is delayed and made by Parent after October 15, 2019 but on or before October 30, 2019, then the lower limit of the Target Parent Net Cash Range shall be decreased by $200,000 to $2,750,000, (b) if the filing of the Registration Statement is further delayed and made by Parent after October 30, 2019, then the lower limit of the Target Parent Net Cash Range (after giving effect to the prior reduction in the lower limit of the Target Parent Net Cash Range pursuant to the foregoing clause (a)) shall be further decreased by increments of $250,000 effective on the 16th day and 1st day of each month, commencing on November 1, 2019, (c) if the Company does not provide the Company No Divestiture Notice to Parent on or at any time prior to the Closing Date and Parent does not provide a Parent Divestiture Notice to the Company on or at any time prior to the Closing Date, then the lower limit of the Target Parent Net Cash Range (after giving effect to any and all prior reductions of such lower limit that may become applicable pursuant to the foregoing clauses (a) and (b)) shall be further decreased by 100% of the Ordinary Course of Business out-of-pocket documented costs and expenses incurred by Parent to maintain the Parent IP, the inventory of vonapanitase and any related assets from the date of this Agreement through the Closing Date, and (d) if the Company provides the Company No Divestiture Notice to Parent on or at any time prior to the Closing Date and, prior to receipt of the Company No Divestiture Notice, Parent has not provided a Parent Divestiture Notice to the Company, then the lower limit of the Target Parent Net Cash Range (after giving effect to any and all prior reductions of such lower limit that may become applicable pursuant to the foregoing clauses (a) and (b)) shall be further decreased by $400,000. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the lower limit of the Target Parent Net Cash Range be an amount less than zero.

        "GAAP" means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

        "Governmental Authorization" means any: (a) permit, license, certificate, certification, franchise, permission, approval, exemption, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

        "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

        "Hazardous Materials" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

        "Intellectual Property Rights" means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(f)" above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

        "IRS" means the United States Internal Revenue Service.

        "Knowledge" means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual's employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

        "Law" means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

        "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Nasdaq" means The Nasdaq Stock Market, LLC, including The Nasdaq Global Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.

        "Nasdaq Reverse Split" means a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio anywhere in the range between 1-for-30 and 1-for-50 (with the actual reverse stock split ratio to be mutually agreed upon by Parent and the Company that is effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards and authorization of shares of Parent Common Stock for issuance in connection with the Contemplated Transactions and the Private Placement.

        "Ordinary Course of Business" means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

        "Organizational Documents" means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

        "Parent Associate" means any current or former employee, independent contractor, officer or director of Parent.

        "Parent Audited Financial Statements" means the audited consolidated financial statements set forth in Parent's Report on Form 10-K filed with the SEC for the period ended December 31, 2018, as amended.

        "Parent Balance Sheet" means the audited balance sheet of Parent as of December 31, 2018 (the "Parent Balance Sheet Date"), included in Parent's Report on Form 10-K for the twelve month period ended December 31, 2018, as filed with the SEC.

        "Parent Board" means the board of directors of Parent.

        "Parent Capital Stock" means the Parent Common Stock and the Parent Preferred Stock (including, without limitation, the Parent Series A Preferred Stock).

        "Parent Change in Circumstance" means a change in circumstances (other than an Acquisition Proposal, any events, changes or circumstances relating to Company or any of its Subsidiaries or the mere fact that the Company meets, exceeds, or falls short of any internal or analysts' published projections, estimates or predictions of revenue, earnings or other financial or operating metrics for an period on or after the date hereof) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement that was neither known nor reasonably foreseeable by the Parent Board as of, or prior to, the date of this Agreement, nor known nor reasonably foreseeable by the officers of Parent as of, or prior to, the date of this Agreement.

        "Parent Common Stock" means the Common Stock, $0.001 par value per share, of Parent.

        "Parent Consultant Options" means those 4,410 Parent Options issued to certain consultants of Parent on February 5, 2010, with an exercise price of $3.174 and which expire on February 5, 2020.

        "Parent Contract" means any Contract: (a) to which Parent or its Subsidiaries is a party; (b) by which Parent, its Subsidiaries, or any Parent IP or any other asset of Parent or its Subsidiaries is bound or under which Parent or its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or its Subsidiaries has or may acquire any right or interest.

        "Parent EIP Amendment" means an amendment to the Parent Stock Plans to increase the shares available for issuance thereunder by such additional number of shares of Parent Common Stock such that the total number of shares of Parent Common Stock subject to the Parent Stock Plans, after giving effect to such additional number of shares of Parent Common Stock, would not exceed 15.2% of the shares of Parent Common Stock outstanding immediately after the Effective Time, after giving effect to the Nasdaq Reverse Split, the Private Placement and the Parent Series A Preferred Automatic Conversion, as determined by or on behalf of the Company prior to the effectiveness of the Registration Statement.

        "Parent ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) that is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

        "Parent IP" means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or licensed by, Parent or its Subsidiaries.

        "Parent Material Adverse Effect" means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business, economic or political conditions affecting the industry in which Parent operates, (b) any natural disaster or any acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (f) the failure of Parent to meet internal or analysts' expectations or projections or the results of operations of Parent; (g) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or related to any such programs or studies; (h) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (i) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions (including, without limitation, any action, suit or proceeding against Parent or any of its officers or directors that is seeking to challenge or restrain any of the Contemplated Transactions); or (j) resulting from the taking of any action or the failure to take any action, by Parent that is required to be taken or not to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

        "Parent Net Cash" means, without duplication, (i) the sum of all Cash and Cash Equivalents, short-term investments, accrued investment interest receivable, any remaining prepaid amount applicable to the period commencing on the Closing Date for the existing directors' and officers' insurance policies and annual Nasdaq listing payments, and any prepaid refundable deposits, in each case, of Parent as of the Determination Date, calculated in a manner consistent with the manner in which such items were historically determined and in accordance with the Parent Audited Financial Statements, plus (ii) the aggregate cash proceeds of all Divestiture Transactions actually received by Parent on or prior to the Closing Date without any contingency and excluding, for the avoidance of doubt, any earn-out, royalties, escrow, holdback or other contingent payment amounts, less (iii) the sum of Parent's short and long term Liabilities, including accounts payable and accrued expenses (without duplication of any expenses accounted for herein) and in connection with any Divestiture Transactions, in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined in accordance with the Parent Audited Financial Statements and Parent Interim Balance Sheet, less (iv) all liabilities of Parent to any current or former officer, director, employee, consultant or independent contractor of Parent or any other third party, including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, in each case payment of which is triggered by the Contemplated Transactions, including pursuant to any Parent Benefit Plan, including but not limited to payments of deferred compensation, accrued but unpaid bonuses, accelerated vesting and accrued but unpaid vacation or paid time-off (including related employer taxes on all of the foregoing), regardless of whether or not such amounts are accrued or due as of the Anticipated Closing Date and regardless of when paid or payable and regardless of whether such amounts will be paid or are payable as a result of actions taken at, or immediately prior to or immediately after the Effective Time, less (v) all payroll, employment or other withholding Taxes incurred by Parent and any Parent Associate (to the extent paid or to be paid by Parent on behalf of such Parent Associate) in connection with any payment amounts set forth in (iv) or in connection with the exercise of any Parent Option on or prior to the Effective Time, less (vi) any cost and expense for which Parent is liable (up to the unpaid retention or deductible payment amounts due under any insurance policy) with respect to any Legal Proceedings against Parent or Proteon Merger Sub or Legal Proceedings under Section 5.18, including, without limitation, any such Legal Proceedings that are resolved or settled prior to the Closing (or if not resolved or settled prior to the Closing, a reasonable estimate agreed by the parties hereto for any such cost and expenses in connection with a resolution or settlement), subject to Section 5.18, less (vii) notice payments, fines or other payments to be made by Parent in order to terminate any existing agreement to which Parent is a party, less (viii) the Parent Transaction Expenses and any other cost and expenses to be borne by Parent under this Agreement, plus (ix) any transaction expenses and any other costs and expenses borne or to be borne by Parent, on or before the Closing, for which the Company is required to reimburse Parent pursuant to this Agreement (including, without limitation, the costs and expenses described in clause (b) of the definition of "Company Transaction Expenses"), regardless of whether such reimbursement is required to have been made or to be made by Company prior to, on or after the date of calculation of the Parent Net Cash, but which, as of the date of calculation of the Parent Net Cash, Parent has not invoiced or otherwise requested reimbursement and/or Parent has not received reimbursement; provided that, if the Effective Time occurs on or after January 1, 2020 and (A) the SEC has not reviewed or commented on the Registration Statement, 100% of any documented out-of-pocket cost and expenses arising out of preparing the audited financial statements in compliance with applicable Laws to be included in Parent's Annual Report on Form 10-K for the year ended December 31, 2019 shall not be deducted from the Parent Net Cash or (B) the SEC has reviewed or commented on the Registration Statement, 50% of any documented out-of-pocket cost and expenses arising out of preparing the audited financial statements in compliance with applicable Laws to be included in Parent's Annual Report on Form 10-K for the year ended December 31, 2019 shall be deducted from the Parent Net Cash; provided, further, that notwithstanding anything to the contrary herein, in the event that the Effective Time occurs on or after January 1, 2020, any costs or expenses that Parent has not incurred, but that Parent is otherwise required to accrue under GAAP, related to preparing the audited financial statements in compliance with applicable Laws to be included in Parent's Annual Report on Form 10-K for the year ended December 31, 2019 will not be treated as Liabilities of Parent for purposes of calculating Parent Net Cash.

        "Parent Options" means options or other rights to purchase shares of Parent Common Stock issued by Parent.

        "Parent Preferred Stock" means the Preferred Stock, $0.001 par value per share, of Parent.

        "Parent Series A Preferred Automatic Conversion" means the automatic conversion of all of issued and outstanding shares of Parent Series A Preferred Stock into shares of Parent Common Stock immediately following the consummation of the Private Placement at the then effective conversion rate (after giving effect to the Nasdaq Reverse Split) applicable to the Parent Series A Preferred Stock under the Parent Series A Preferred Stock Certificate of Designation, such automatic conversion to be pursuant to and in accordance with the terms of the proposed amendment to Parent's certificate of incorporation, as set forth in the Parent Pre-Effective Time Charter Amendment, to effect such automatic conversion.

        "Parent Series A Preferred Stock" means Series A Convertible Preferred Stock, $0.001 par value per share, of Parent.

        "Parent Series A Preferred Stock Certificate of Designation" means the Certificate of Designation of Preferences, Rights and Limitations of Parent Series A Preferred Stock, originally filed by Parent with the Secretary of State of the State of Delaware on August 1, 2017 and as thereafter amended and in effect from time to time.

        "Parent Stock Plans" means the Proteon Therapeutics, Inc. Amended and Restated 2006 Equity Incentive Plan and the Proteon Therapeutics, Inc. Amended and Restated 2014 Equity Incentive Plan.

        "Parent Transaction Expenses" means all fees and expenses incurred at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement for which Parent is liable, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, finders and other advisors for which Parent is liable, including, without limitation, for preparation of the Registration Statement, Proxy Statement/Prospectus and any amendments and supplements thereto, preparing responses to any SEC comments, drafting any charter amendments (and in each case, the related disclosure required in the Registration Statement and Proxy Statement/Prospectus) and; (b) fifty percent (50%) of (i) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement/Prospectus and any amendments and supplements thereto with the SEC; (ii) all fees and expenses incurred in relation to the printing and mailing of the Registration Statement, the Proxy Statement/Prospectus (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; and (iv) any fees and expenses incurred by Computershare Trust Company, N.A., Parent's transfer agent, and the proxy solicitor (reasonably acceptable to the Parties), in connection with the filing and distribution of the Registration Statement, the Proxy Statement/Prospectus and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (b)(i) above); and (c) any unpaid premium payable by Parent in satisfaction of its obligations under Section 5.5(c) with respect to the D&O Tail Policy. Parent Transaction Expenses shall in no event include any fees and expenses incurred by Parent or the Company at or prior to the Effective Time in connection with the Private Placement and the Subscription Agreement, including, without limitation, (1) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of Parent or the Company, including, without limitation, for preparation, negotiation, execution and delivery of the Subscription Agreement and each other definitive agreement in connection with the Private Placement and the consummation of the Private Placement and any other transaction contemplated under the Subscription Agreement and each such other definitive agreement, and any amendments and supplements to any of the foregoing, (2) any fees and expenses incurred by Computershare Trust Company, N.A., Parent's transfer agent, in connection with the Private Placement; (3) any of the Nasdaq Fees in connection with the Private Placement; and (4) any of the fees and expenses (including reasonable fees and disbursements of counsel) in connection with the registration, qualification or exemption from registration or qualification (as well as any filings and filing fees in connection therewith) under the securities law of any State of the United States in connection with the offer, sale or issuance of shares of Parent Capital Stock pursuant to the Private Placement.

        "Parent Triggering Event" shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement/Prospectus the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change or Parent Board shall have failed to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days after the Company so requests in writing; (b) the Parent Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) Parent shall have entered into any letter of intent or similar document relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (d) Parent, or any director or officer of Parent, shall have willfully and intentionally breached the provisions set forth in Section 4.4.

        "Parent Unaudited Interim Balance Sheet" means the unaudited consolidated balance sheet of Parent set forth in Parent's Report on Form 10-Q for the quarterly period ended June 30, 2019.

        "Party" or "Parties" means the Company, Proteon Merger Sub and Parent.

        "Permitted Alternative Agreement" means a definitive agreement with respect to an Acquisition Transaction that constitutes a Superior Offer.

        "Permitted Encumbrance" means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

        "Person" means any individual, Entity or Governmental Body.

        "Proteon Merger Sub Board" means the board of directors of Proteon Merger Sub.

        "Proxy Statement/Prospectus" means the combined proxy statement/prospectus to be sent to Parent's stockholders in connection with the Parent Stockholders' Meeting and to be sent to the Company's stockholders prior to the solicitation pursuant to Section 5.2(a) of the Company Stockholder Written Consent evidencing the Required Company Stockholder Vote.

        "Reference Date" means September 23, 2019.

        "Registered IP" means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

        "Registration Statement" means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock) to be filed with the SEC by Parent registering the public offering and sale of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

        "Representatives" means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subscription Agreement" means the Subscription Agreement attached hereto as Exhibit E, among Parent and the Persons named therein, pursuant to which such Persons have agreed to purchase, in a private placement, the number of shares of Parent Capital Stock set forth therein in connection with the Private Placement.

        "Subsequent Transaction" means any Acquisition Transaction (with all references to twenty percent (20%) in the definition of Acquisition Transaction being treated as references to ninety (90%) for these purposes).

        "Subsidiary" means, with respect to a Person, another entity of which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests that is sufficient to enable such Person to elect at least a majority of the members of such entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

        "Superior Offer" means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 90% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith following consultation with its outside legal counsel and outside financial advisors, if any, would reasonably be expected to be consummated in accordance with its terms and would result in a transaction that is more favorable, from a financial point of view, to Parent's stockholders or the Company's stockholders, as applicable, than the terms of the Contemplated Transactions; provided, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not reasonably capable of being obtained by such third party (after taking into account any revisions to the Contemplated Transactions offered by the other Party).

        "Takeover Statute" means any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover Law.

        "Tax" means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers' compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

        "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

        "Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

        "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

          (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	1.11(e)
Allocation Certificate	5.15(a)
Anti-Bribery Laws	2.23
Anticipated Closing Date	1.11(a)
Business Associate Agreement	2.14(f)
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble

Term	Section
Company Audited Financial Statements	5.16
Company Benefit Plan	2.17(a)
Company Board Adverse Recommendation Change	5.2(d)
Company Board Recommendation	5.2(d)
Company Disclosure Schedule	Section 2
Company Financials	2.7(a)
Company In-bound Licenses	2.12(d)
Company Interim Financial Statements	5.16
Company Lock-Up Agreement	Recitals
Company Material Contract	2.13(a)
Company Out-bound Licenses	2.12(d)
Company Permits	2.14(b)
Company Real Estate Leases	2.11
Company Signatories	Recitals
Company Stock Certificate	1.6
Company Stockholders Agreement	2.4
Company Stockholder Matters	5.2(a)
Company Stockholder Support Agreement	Recitals
Company Stockholder Written Consent	2.4
Costs	5.5(a)
D&O Indemnified Parties	5.5(a)
D&O Tail Policy	5.5(d)
Determination Date	1.11(a)
Determination Notice	5.3(d)(i)
Dispute Notice	1.11(b)
Dissenting Shares	1.8(a)
Drug Regulatory Agency	2.14(a)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FDA	2.14(a)
FDCA	2.14(a)
FLSA	2.17(p)
HIPAA	2.14(f)
Term	Section
Information Statement	5.2(a)
Intended Tax Treatment	5.9(a)
Investor Agreements	2.22(b)
Liability	2.9
Merger	Recitals
Merger Consideration	1.5(a)(ii)
Proteon Merger Sub	Preamble
Nasdaq Fees	5.8
Nasdaq Listing Application	5.8
Parent	Preamble
Parent Benefit Plan	3.17(a)
Parent Board Adverse Recommendation Change	5.3(c)
Parent Board Recommendation	5.3(c)
Parent Cash Calculation	1.11(a)

Term	Section
Parent Cash Schedule	1.11(a)
Parent Disclosure Schedule	Section 3
Parent In-bound License	3.12(d)
Parent Lock-Up Agreement	Recitals
Parent Material Contract	3.13
Parent Out-bound License	3.12(d)
Parent Permits	3.14(b)
Parent Pre-Effective Time Charter Amendment	1.3
Parent Real Estate Leases	3.11
Parent SEC Documents	3.7(a)
Parent Series A Preferred Stockholder Matters	Recitals
Parent Signatories	Recitals
Parent Common Stockholder Matters	Recitals
Parent Stockholder Support Agreement	Recitals
Parent Stockholders' Meeting	Recitals
Pre-Closing Period	4.1(a)
Private Placement	Recitals
Required Company Stockholder Vote	2.4
Required Parent Stockholder Vote	3.4
Response Date	1.11(b)
Sensitive Data	2.12(g)
Stockholder Notice	5.2(c)
Surviving Corporation	1.1

 Exhibit B-1

        Form of Company Stockholder Support Agreement

B-1-1

 Exhibit B-2

        Form of Parent Stockholder Support Agreement

B-2-1

 Exhibit C

Officers

Board Designees—Company

Board Designee—Parent

C-1

 Exhibit D

        Form of Lock-Up Agreement

D-1

 Exhibit E

        Form of Subscription Agreement

E-1

 Exhibit F

        Form of Parent Pre-Effective Time Charter Amendment

F-1

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
PROTEON THERAPEUTICS, INC., a Delaware corporation;
REM 1 ACQUISITION, INC., a Delaware corporation; and
ARTARA THERAPEUTICS, INC. a Delaware corporation
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
EXHIBIT A CERTAIN DEFINITIONS
Exhibit B-1
Exhibit B-2
Exhibit C
Exhibit D
Exhibit E
Exhibit F